Exhibit 99.1

Item 6. Selected Financial Data

     The following selected financial data of the Company is qualified by reference to and should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	Year Ended November 30,
	2003	2002	2001	2000	1999
	(dollars in millions,
	(except per share and dividend amounts)
Net sales (3)	$348	$277	$640	$534	$570
Income from continuing operations, net of income taxes(3)	12	15	168	52	29
Income (loss) from discontinued operations, net of income taxes(1)(4)	10	15	(40)	—	42
Cumulative effect of change in accounting principle, net of income taxes (2)	—	—	—	74	—

Net income	$22	$30	$128	$126	$71

Basic earnings per share of Common Stock
Income from continuing operations(3)	$0.26	$0.36	$3.98	$1.24	$0.72
Income (loss) from discontinued operations(1) (4)	0.24	0.35	(0.95)	—	1.00
Cumulative effect of change in accounting principle (2)	—	—	—	1.76	—

Total	$0.50	$0.71	$3.03	$3.00	$1.72

Diluted earnings per share of Common Stock
Income from continuing operations(3)	$0.26	$0.35	$3.94	$1.23	$0.71
Income (loss) from discontinued operations (1) (4)	0.24	0.35	(0.94)	—	0.99
Cumulative effect of change in accounting principle (2)	—	—	—	1.76	—

Total	$0.50	$0.70	$3.00	$2.99	$1.70

Cash dividends paid per share of Common Stock	$0.12	$0.12	$0.12	$0.12	$0.48
Other financial data:
Total assets	$1,929	$1,656	$1,468	$1,325	$1,232
Long-term debt, including current maturities	$538	$387	$214	$190	$158

(1)	On October 1, 1999, the Company spun off its Performance Chemicals and Decorative Building Products businesses to GenCorp shareholders as a separate, publicly traded company (OMNOVA Solutions Inc.).

(2)	Effective December 1, 1999, the Company changed its methods for determining the market-related value of plan assets used in determining the expected return-on-assets component of annual net pension costs and the amortization of gains and losses for both pension and postretirement benefit costs.

(3)	In October 2001, the Company sold it Electronics and Information Systems (EIS) business to Northrop Grumman for $315 million. The gain on the transaction was $206 million. EIS contributed net sales of $398 million, $323 million, and $325 million, respectively, for 2001, 2000, and 1999.

(4)	On August 31, 2004, the Company completed the sale of its GDX Automotive (GDX) business. Also, in the third quarter of 2004, management committed to a plan to sell the Company’s Fine Chemicals business. The GDX and Fine Chemicals businesses are classified as discontinued operations in these Consolidated Financial Statements and Notes to Consolidated Financial Statements.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion should be read in conjunction with the Consolidated Financial Statements and the related notes that appear in Item 8 of this Report.

     As discussed under “Forward-Looking Statements”, the forward-looking statements contained herein involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. Some of the important factors that could cause the Company’s actual results or outcomes to differ from those discussed herein are listed under “Forward-Looking Statements.”

Overview

     The Company is a technology-based manufacturer operating primarily in North America. The Company’s continuing operations are organized into two segments: Aerospace and Defense and Real Estate. The Aerospace and Defense segment includes the operations of Aerojet-General Corporation (Aerojet), which develops and manufactures propulsion systems for space and defense applications, armament systems for precision tactical weapon systems and munitions applications, and advanced airframe structures. Primary customers served include major prime contractors to the U.S. government, the Department of Defense (DOD) and the National Aeronautics and Space Administration (NASA). The Real Estate segment includes activities related to the development, sale and leasing of the Company’s real estate assets.

     During the second quarter of 2004, the Company classified its GDX Automotive (GDX) operating segment as a discontinued operation as a result of the Company’s plans to sell the business. During the third quarter of 2004, the Company signed a definitive agreement to sell GDX, including substantially all of the assets of GenCorp Inc. that were used in the GDX business and substantially all of GenCorp Inc.’s worldwide subsidiaries that were engaged in the GDX business, to Cerberus Capital Management, L.P. (Cerberus) for $147 million, subject to adjustment, of which $140 million had been received as of August 31, 2004. The Company closed the transaction on August 31, 2004. During the third quarter of 2004, the Company classified the Fine Chemicals operating segment as a discontinued operation as a result of the Company’s plans to sell the business. See additional discussion in Note 15 in Notes to Consolidated Financial Statements. For all periods presented, the Company has classified the results of GDX and Fine Chemicals as discontinued operations in the Consolidated Statements of Income. The assets and liabilities of GDX and Fine Chemicals have been classified as Assets of Discontinued Operations and Liabilities of Discontinued Operations in the Consolidated Balance Sheets as of November 30, 2003 and 2002.

Results of Operations

     The following section pertains to activity included in the Company’s Consolidated Statements of Income, which are contained in Item 8 of this Report.

	Year Ended November 30,
				2003 vs.	2002 vs.
	2003	2002	2001	2002	2001
	(dollars in millions)
Net Sales	$348	$277	$640	$71	$(363)
Costs and Expenses
Cost of products sold	260	200	537	60	(337)
Selling, general and administrative	31	8	6	23	2
Depreciation and amortization	28	21	32	7	(11)
Interest expense	22	9	26	13	(17)
Other (income) expense, net	(9)	5	(22)	(14)	27
Restructuring charges	—	—	10	—	(10)
Unusual items, net	5	15	(199)	(10)	214

Total costs and expenses	337	258	390	79	(132)

Income from continuing operations before income taxes	11	19	250	(8)	(231)
Income tax (benefit) provision	(1)	4	82	(5)	(78)

Income from continuing operations	12	15	168	(3)	(153)
Income (loss) from discontinued operations, net of tax	10	15	(40)	(5)	55

Net income	$22	$30	$128	$(8)	$(98)

Net Sales

     Consolidated net sales for the Company increased to $348 million in 2003 compared to $277 million in 2002. The increase is primarily the effect of recent acquisitions at Aerojet and increased real estate sales. The acquisition of the Redmond, Washington operations in October 2002 and the recently completed ARC acquisition in October 2003 contributed an additional $68 million in net sales in 2003 as compared to 2002.

     Consolidated net sales for 2002 were $277 million compared to $640 million in 2001. The decline in net sales reflects the sale in 2001 of Aerojet’s EIS business which contributed sales of $398 million in 2001.

     During 2003, Lockheed Martin, Boeing, and Raytheon accounted for 28%, 15%, and 10%, respectively, of net sales for 2003. During 2002, Lockheed Martin, Boeing, Raytheon, and NASA accounted for 21%, 18%, 13%, and 13%, respectively, of net sales for 2002. During 2001, Lockheed Martin, United States Air Force, and United States Army accounted for 45% 13% and 11%, respectively, of net sales for 2001. Sales in 2003, 2002 and 2001 directly and indirectly to the U.S. government and its agencies (principally the DoD), including sales to the Company’s significant customers discussed above, totaled $258 million, $243 million and $573 million, respectively.

Income Before Income Taxes

     The decrease of reported income from continuing operations before income taxes of $8 million during 2003 compared to 2002 is primarily due to the following:

•	The Company recognized improvements in segment performance for its Aerospace and Defense and Real Estate segments. See below for a more detailed discussion of segment performance.

•	Asset sales by the Real Estate segment resulted in gross profit of $19 million in 2003. There were no asset sales in 2002.

•	Employee retirement benefit income of $1 million in 2003 compared to income of $38 million in 2002. See discussion under “Employee Pension and Postretirement Plans,” below.

•	The Company recorded unusual charges of $5 million in 2003 versus $15 million in 2002. A discussion of unusual items is included under “Restructuring and Unusual Items” following the Company’s discussion of segment results.

•	Interest expense increased to $22 million in 2003 from $9 million in 2002 primarily due to the debt incurred to finance recent acquisitions by the Aerospace and Defense segment. Average debt balances during 2003 were $436 million compared to $285 million during 2002. The Company’s average interest rates increased to 6.3 percent during 2003 from 5.2 percent during 2002.

     The decrease of reported income from continuing operations before income taxes of $231 million during 2002 compared to 2001 is primarily due to the following:

•	There were no asset sales by the Real Estate segment in 2002. Asset sales in 2001 contributed gross profit of $25 million.

•	Employee retirement benefit income was $38 million in 2002 compared to income of $72 million in 2001. See discussion under “Employee Pension and Postretirement Plans” below discussion of segment results.

•	In October 2001, Aerojet sold its EIS business. The EIS business contributed $30 million to income before income taxes in 2001.

•	In 2001, the Company recorded a $46 million inventory write-down in cost of products sold related to Aerojet’s participation as a propulsion supplier to a commercial launch vehicle program and a $2 million accrual for outstanding obligations connected with this effort.

•	The Company recorded unusual charges of $15 million in 2002 versus income of $199 million in 2001. A discussion of unusual items is included under “Restructuring and Unusual Items” following the Company’s discussion of segment results.

•	Interest expense decreased to $9 million in 2002 from $26 million in 2001. The $17 million decrease in 2002 was due to lower average debt levels resulting from the proceeds from the sale of the EIS business in October 2001.

Income Tax (Benefit) Provision

     The Company recorded a net income tax benefit of $1 million in 2003 resulting from $5 million in domestic federal and state tax settlements. The Company’s tax provision in 2002 was favorably impacted by a reduction of $4 million for federal and state income tax settlements and $1 million for the tax benefit of a charitable gift of real property. The 2001 tax provision was reduced by $13 million due to the receipt of state income tax settlements.

Income (Loss) from Discontinued Operations

     In 2004, the Company committed to a plan to sell the GDX Automotive and Fine Chemicals businesses. The decision to sell GDX occurred in the second quarter of 2004 and was a result of declining volumes and continued challenges in the automotive vehicle sealing system market environment including increased material costs, high development and start-up costs, anticipated working capital requirements as well as adverse customer pricing pressures. The decision to sell the Fine Chemicals business occurred in the third quarter of 2004 and resulted from management’s decision to focus the Company’s capital and resources on its Aerospace and Defense and Real Estate operating segments. In accordance with the Company’s plans to divest these businesses, the Company has classified the GDX Automotive and Fine Chemicals businesses as discontinued operations for all periods presented.

     In accordance with Emerging Issues Task Force (EITF) 87-24, Allocation of Interest to Discontinued Operations, the Company allocated interest to discontinued operations based on interest on debt that would be required to be repaid using estimated proceeds to be received from the anticipated sale of the GDX Automotive and Fine Chemicals businesses. This resulted in interest of approximately $4 million, $6 million and $6 million for 2003, 2002 and 2001, respectively.

     Summarized financial information for the GDX and Fine Chemicals operations (discontinued operations) is set forth below (dollars in millions):

Fiscal Year ended November 30,
(in millions)	2003	2002	2001
Net sales	$844	$858	$846
Income (loss) before income taxes	6	23	(63)
Income tax benefit (provision)	4	(8)	(23)
Net income (loss) from discontinued operations	10	15	(40)

     In 2001, the Company implemented restructuring plans which included the GDX Automotive and Fine Chemicals businesses. The GDX restructuring program and segment consolidation included the closure of the Marion, Indiana and Ballina, Ireland manufacturing facilities and resulted in the elimination of approximately 760 employee positions. The decision to close these facilities was precipitated by excess capacity and deterioration of performance and losses at these sites. The decision to close the Ballina, Ireland plant was also due to difficulty in retaining plant personnel in light of low unemployment levels in the region. Remaining programs from these facilities were transferred to other facilities. This restructuring program resulted in a pre-tax charge of $29 million and was substantially complete by the end of 2001. There was an additional restructuring program directed at the Draftex business, which resulted in the elimination of more than 500 employee positions, the cost of which was offset by an adjustment to goodwill. The restructuring plan implemented at Fine Chemicals during 2001 included the elimination of 50 employee positions and resulted in a charge of $1 million. This program increased operational efficiency without reducing production capabilities.

     In November 2003, the Company announced it was closing a GDX manufacturing facility in Chartres, France. The decision resulted primarily from declining sales volumes with French automobile manufacturers. In the fourth quarter of 2003, the Company recorded asset impairment charges in other income and expense of $6 million and also reduced net deferred tax assets by $3 million related to this plan. The Company accounted for these charges under SFAS 144 Accounting for the Impairment or Disposal of Long Lived Assets. In June 2004, the Company completed the legal process for closing the facility and establishing a social plan. As a result, the Company recorded pre-tax expense of approximately $11 million during the third quarter of 2004 primarily related to employee social costs in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. These charges were included as a component of discontinued operations. The Company has not yet recorded certain expenses associated with the social plan due to the uncertainty of the benefit amount. These additional social costs are expected to result in additional pre-tax expense of $3 million to $6 million and are anticipated to be incurred over the next two years. In accordance with SFAS No. 146, the Company will recognize the related costs once they are certain.

Segment Results

     The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, provisions for unusual items not related to the operations, interest expense and income taxes.

	Year Ended November 30,
				2003 vs.	2002 vs.
	2003	2002	2001	2002	2001
	(dollars in millions)
Net Sales:
Aerospace and Defense	$321	$271	$604	$50	$(333)
Real Estate	32	6	36	26	(30)
Intersegment sales elimination	(5)	—	—	(5)	—

Total	$348	$277	$640	$71	$(363)

Segment Performance:
Aerospace and Defense	$45	$32	$9	$13	$23
Retirement benefit plan income (1)	3	24	48	(21)	(24)
Unusual items (2)	(5)	(12)	197	7	(209)

Aerospace and Defense	43	44	254	(1)	(210)

Gross margin on Real Estate asset sales	19	—	25	19	(25)
Leasing and other activities, net of expenses	4	3	1	1	2

Real Estate	23	3	26	20	(23)

Segment Performance	$66	$47	$280	$19	$(233)

     A reconciliation of segment performance to income before income taxes is shown below:

Segment Performance	$66	$47	$280	$19	$(233)
Interest expense	(22)	(9)	(26)	(13)	17
Corporate retirement benefit plan (expense) income (1)	(2)	14	24	(16)	(10)
Corporate and other expenses	(31)	(30)	(20)	(1)	(10)
Corporate restructuring charges (2)	—	—	(10)	—	10
Unusual items(2)	—	(3)	2	3	(5)

Income Before Income Taxes	$11	$19	$250	$(8)	$(231)

(1)	See discussion of retirement benefit plan income (expense) under the caption “Employee Pension and Postretirement Benefit Plans” following the segment discussion. Discussions of the individual segments’ results below exclude these items.

(2)	See discussion of restructuring and unusual charges under the caption “Restructuring and Unusual Items” following the segment discussion. Discussions of the individual segments’ results below exclude these items.

Aerospace and Defense

Fiscal 2003

     Net sales for the Aerospace and Defense segment totaled $321 million for 2003, an increase of 18 percent compared with 2002 sales of $271 million. The acquisition of the Redmond, Washington operations in October 2002 and the recently completed ARC acquisition in October 2003 contributed an additional $68 million in net sales in 2003 as compared to 2002. In addition to sales increases from recent acquisitions, programs contributing higher sales were as follows: Missile and Defense application programs, Boeing’s HyFly program, deliveries of ATLAS V solid rocket motors, greater Titan IV volume, ordnance programs and increased volumes on various technology programs. These increases were offset by completion of the NASA X-38 De-Orbit Propulsion Stage in 2002, cancellation of the COBRA booster engine program in 2002 and lower volumes on other programs.

     Before unusual items and retirement benefit plan income, segment performance for the Aerospace and Defense segment was $45 million for 2003 as compared to $32 million in 2002, an improvement of $13 million as compared to 2002. Increased segment performance reflects higher sales due to recent acquisitions, improved profit margins on the Delta program, and the effects of overall operational improvements.

     In October 2003, Aerojet acquired the propulsion business of ARC for cash of $144 million, including estimated transaction costs and purchase price adjustments. Aerojet’s 2003 operating results include sales of $18 million and negligible earnings from this acquired business (as described more fully in Note 9 in Notes to Consolidated Financial Statements).

     As of November 30, 2003, Aerojet’s contract backlog was $830 million. The comparable amount for 2002 was $773 million. Funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, was $425 million as of November 30, 2003. The comparable 2002 amount was $416 million. Funding for the Titan Program was restructured in 2003, reducing Aerojet’s funded backlog by $58 million with total contract backlog remaining unchanged. Aerojet expects this funding to be incrementally restored in future years.

Fiscal 2002

     Net sales for the Aerospace and Defense segment totaled $271 million for 2002, compared to $604 million in 2001. The decrease reflects Aerojet’s sale of its EIS business in October 2001 (as described more fully in Note 9 in Notes to Consolidated Financial Statements), which contributed $398 million of net sales in 2001. Excluding the results of the EIS business, net sales for the segment increased $65 million in 2002 compared to the prior year. Approximately $54 million of the sales increase was generated from the delivery of a NASA X-38 DeOrbit Propulsion Stage, the COBRA booster engine program, other propulsion technologies for NASA’s second-generation reusable launch vehicle program, Titan IV launch vehicle propulsion systems, and increased activity on the liquid DACS system, offset by decreased sales on the Delta II upper stage pressure-fed liquid rocket engine. Additional sales increases of $7 million were attributable to ordnance programs and $8 million was attributable to the acquisition of the Redmond, Washington operations in October 2002. In 2002, Aerojet received notice that, due to funding constraints, the customer would not extend the COBRA contract beyond September 2002. The contract contributed $19 million in sales and $1 million in segment performance in 2002.

     Before unusual items and retirement benefit plan income, segment performance for the Aerospace and Defense segment was $32 million for 2002, compared to $9 million for 2001. Segment performance in 2001 included $30 million from the EIS business. Results in 2001 included a $46 million inventory write-down related to Aerojet’s participation as a propulsion supplier to a commercial launch vehicle program and a $2 million accrual for outstanding obligations connected with this effort. After these items, the resulting $5 million increase in 2002 compared to the prior year reflected higher sales volumes and improved contract profits as described above.

     In October 2002, Aerojet acquired the Redmond, Washington operations for cash of $93 million, including transaction costs. Aerojet’s 2002 results include sales of $8 million and negligible earnings from this acquired business. In conjunction with the acquisition, in-process research and development costs of $6 million were expensed as an unusual item (as described more fully in Note 9 in Notes to Consolidated Financial Statements).

     As of November 30, 2002, Aerojet’s contract backlog was $773 million. The comparable amount for 2001 was $603 million. Funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, was $416 million as of November 30, 2002. The comparable 2001 amount was $366 million.

Real Estate

Fiscal 2003

     Real Estate net sales and segment performance for 2003 were $32 million and $23 million, respectively, compared to $6 million and $3 million, respectively, for 2002. The 2003 net sales and segment performance increases were driven by sales of real estate assets while 2002 performance reflected only leasing activities. Asset sales for 2003 included a 96,000 square foot office complex on 11 acres in Sacramento County for $15 million, 20 acres of undeveloped land for $6 million, and other smaller property sales.

Fiscal 2002

     Real Estate net sales and segment performance for 2002 were $6 million and $3 million, respectively, compared to $36 million and $26 million, respectively, for 2001. The 2002 net sales and segment performance decreases were driven by sales of real estate assets in 2001 while 2002 performance reflected only leasing activity. Results for 2001 included the sale of 1,115 acres of property in Sacramento County to a regional homebuilder.

Corporate and Other Expenses

     Corporate and other expenses was $31 million in both 2003 and 2002. Expenses for 2002 included $6 million in costs for outside legal advisors and accounting consultants involved in the special review of prior year accounting matters at GDX. Corporate and other expenses included amortization of debt financing costs of $5 million in 2003 and $4 million in 2002.

     Corporate and other expenses increased in 2002 to $30 million from $20 million in 2001. The increase in 2002 was due to $6 million in costs for outside legal advisors and accounting consultants involved in the special review of prior year accounting matters at GDX. In addition, 2001 corporate and other expenses included a gain of $11 million related to the settlement of foreign currency forward contracts. Corporate and other expenses included amortization of debt financing costs of $4 million in 2002 and $3 million in 2001.

Employee Pension and Postretirement Benefit Plans

     GenCorp’s income (expense) from retirement benefit plans is as follows:

	Year Ended
	November 30,
	2003	2002	2001
	(dollars in millions)
Aerospace and Defense	$3	$24	$48
Real Estate	—	—	—
Corporate	(2)	14	24

Retirement benefit plan income	$1	$38	$72

     The decrease in the income recognized for employee retirement benefit plans in 2003 is primarily due to the recognition of the underperformance of the U.S. pension plan assets resulting from lower market investment returns in 2002 and 2001, and a decrease in the discount rate used to determine benefit obligations as of November 30, 2003 due to lower market interest rates.

Restructuring and Unusual Items

     In 2001, the Company implemented a restructuring of its corporate headquarters. The restructuring included an early retirement program which was offered to certain eligible employees. The program resulted in a $10 million pre-tax charge to operations.

     Charges associated with unusual items are summarized as follows:

	Year ended November 30,
	2003	2002	2001
	(dollars in millions)
Aerospace and Defense:
Unrecoverable portion of legal settlement with local water company	$5	$—	$—
Write-off of the Redmond, Washington operations in-process research and development	—	6	—
Aerojet sale of EIS business	—	6	(206)
Tax-related (customer reimbursements of tax recoveries)	—	—	9

	5	12	(197)
Corporate Headquarters:
Environmental remediation insurance cost recovery	—	—	(2)
Reacquisition of Fine Chemicals minority interest	—	2	—
Write-off of bank fees for Term Loan C repayment	—	1	—

	—	3	(2)

Unusual expense (income), net	$5	$15	$(199)

     In 2003, Aerojet recorded unusual charges totaling $5 million representing the unrecoverable portion of an estimated legal settlement with a local water company related to contaminated wells.

     In 2002, Aerojet charged $6 million to expense for acquired in-process research and development resulting from the acquisition of the Redmond, Washington operations. In 2002, Aerojet reached an agreement with Northrop on purchase price adjustments related to the sale of its EIS business whereby Aerojet reduced the purchase price by $6 million. Also in 2002, the Company reacquired the minority ownership interest in its Fine Chemicals subsidiary and certain agreements between Fine Chemicals and NextPharma were terminated, resulting in an expense of $2 million.

     In 2001, the Company recorded a gain of $206 million related to the sale of EIS to Northrop. The transaction is discussed above under the discussion of results of operations. Also in 2001, the Company settled outstanding claims with the Internal Revenue Service and the State of California. The benefit of the tax refunds, $13 million on an after-tax basis, was recorded in the income tax provision. The portion of the tax refunds that will be repaid over time to the Company’s defense customers is reflected as an unusual expense item of $9 million ($5 million after tax).

Environmental Matters

     The Company’s policy is to conduct its businesses with due regard for the preservation and protection of the environment. The Company devotes a significant amount of resources and management attention to environmental matters and actively manages its ongoing processes to comply with environmental laws and regulations. The Company is involved in the remediation of environmental conditions that resulted from generally accepted manufacturing and disposal practices in the 1950’s and 1960’s followed at certain plants. In addition, the Company has been designated a PRP with other companies at third party sites undergoing investigation and remediation (see Note 11(b) in Notes to Consolidated Financial Statements).

     Estimating environmental remediation costs is difficult due to the significant uncertainties inherent in these activities, including the extent of the remediation required, changing governmental regulations and legal standards regarding liability, evolving technologies and the long periods of time over which most remediation efforts take place. In accordance with the American Institute of Certified Public Accountants’ Statement of Position 96-1 (SOP 96-1), Environmental Remediation Liabilities and Staff Accounting Bulletin No. 92 (SAB92), Accounting and Disclosure Relating to Loss Contingencies, the Company:

•	accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred, and when its proportionate share of the costs can be reasonably estimated. In some cases, only a range of reasonably possible costs can be estimated. In establishing the Company’s reserves, the most probable estimate is used when determinable and the minimum estimate is used when no single amount is more probable; and

•	records related estimated recoveries when such recoveries are deemed probable.

     Expenditures for recurring costs associated with managing hazardous substances or pollutants in ongoing operations was $11 million in 2003 compared to $12 million in 2002 and $11 million in 2001.

Reserves

     The Company continually reviews estimated future remediation costs that could be incurred by the Company, which take into consideration the investigative work and analysis of the Company’s engineers and the advice of its legal staff regarding the status and anticipated results of various administrative and legal proceedings. In most cases only a range of reasonably possible costs can be estimated. In establishing the Company’s reserves, the most probable estimated amount is used when determinable and the minimum is used when no single amount is more probable. The timing of payment for estimated future environmental costs is subject to variability and depends on the timing of regulatory approvals for planned remedies and the construction and completion of the remedies.

     During 2003 and 2002, the Company completed a review of estimated future environmental costs which incorporated, but was not limited to, the following: (i) status of work completed since the last estimate; (ii) expected cost savings related to the substitution of new remediation technology and to information not available previously; (iii) obligations for reimbursement of regulatory agency service costs; (iv) updated BPOU cost estimates; (v) costs of complying with the Western Groundwater Administrative Order, including replacement water and remediation upgrades; (vi) estimated costs related to the Inactive Rancho Cordova Test Site (IRCTS) and Aerojet’s Sacramento site; (vii) new information related to the extent and location of previously unidentified contamination; and (viii) additional construction costs. The Company’s review of estimated future remediation costs resulted in additions to the Company’s environmental reserves of $12 million in 2003 and $107 million in 2002.

     The effect of the final resolution of environmental matters and the Company’s obligations for environmental remediation and compliance cannot be accurately predicted due to the uncertainty concerning both the amount and timing of future expenditures and due to regulatory or technological changes. The Company believes, on the basis of presently available information, that the resolution of environmental matters and the Company’s obligations for environmental remediation and compliance will not have a material adverse effect on the Company’s results of operations, liquidity or financial condition. The Company will continue its efforts to mitigate past and future costs through pursuit of claims for recoveries from insurance coverage and other PRPs and continued investigation of new and more cost effective remediation alternatives and associated technologies.

     A summary of the Company’s environmental reserve activity is shown below:

	November 30,	2002	2002	November 30,	2003	2003	November 30,
	2001	Additions	Expenditures	2002	Additions	Expenditures	2003
	(dollars in millions)
Aerojet	$252	$107	$(41)	$318	$12	$(32)	$298
Other Sites	27	—	(5)	22	—	(5)	17

Environmental Reserve	$279	$107	$(46)	$340	$12	$(37)	$315

     As of November 30, 2003, the Aerojet reserves include $180 million for the Sacramento site and $108 million for BPOU. The reserves for other sites include $9 million for the Lawrence, Massachusetts site.

Estimated Recoveries

     On January 12, 1999, Aerojet and the U.S. government implemented the October 1997 Agreement in Principle (Global Settlement) resolving certain prior environmental and facility disagreements, with retroactive effect to December 1, 1998. The Global Settlement covered all environmental contamination at the Sacramento and Azusa sites. Under the Global Settlement, Aerojet and the U.S. government resolved disagreements about an appropriate cost-sharing ratio. The Global Settlement provides that the cost-sharing ratio will continue into the foreseeable future.

     Pursuant to the Global Settlement covering environmental costs associated with Aerojet’s Sacramento site and its former Azusa site, the Company can recover up to 88 percent of its environmental remediation costs for these sites through the establishment of prices for Aerojet’s products and services sold directly or indirectly to the U.S. government. Allowable environmental costs are charged to these contracts as the costs are incurred. Aerojet’s mix of contracts can affect the actual reimbursement made by the U.S. government. Because these costs are recovered through forward pricing arrangements, the ability of Aerojet to continue recovering these costs from the U.S. government depends on Aerojet’s sustained business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business.

     In conjunction with the sale of EIS, Aerojet entered into an agreement with Northrop whereby Aerojet will be reimbursed by Northrop for a portion of environmental expenditures eligible for recovery under the Global Settlement. Amounts reimbursed are subject to annual limitations, with excess amounts carrying over to subsequent periods, the total of which will not exceed $190 million over the term of the agreement, which ends in 2028. As of November 30, 2003, $168 million in potential future reimbursements were available over the remaining life of the agreement.

     As part of the acquisition of the propulsion business of ARC, Aerojet entered into an agreement with ARC pursuant to which Aerojet is responsible for up to $20 million of costs (Pre-Close Environmental Costs) associated with environmental issues that arose prior to Aerojet’s acquisition of the ARC propulsion business. Pursuant to an agreement with the U.S. government which was entered into prior to the closing of the ARC acquisition, these Pre-Close Environmental Costs will be treated as allowable costs and combined with Aerojet environmental costs under the Global Settlement, and therefore will be recovered through the establishment of prices for Aerojet’s products and services sold to the U.S. government. These costs will be allocable to all Aerojet operations (including the previously excluded Redmond, Washington) beginning in 2005.

     In conjunction with the ARC acquisition, Aerojet signed a Memorandum of Understanding with the U.S. government agreeing to key assumptions and conditions that will preserve the original methodology to be used in recalculating the percentage allocation between Aerojet and Northrop. Aerojet has presented a proposal to the U.S. government based on the Memorandum of Understanding and expects to complete an agreement in the near term.

     In conjunction with the Company’s review of its environmental reserves discussed above, the Company revised its estimate of costs that will be recovered under the Global Settlement based on business expected to be conducted under contracts with the U.S. government and its agencies in the future. The adjustments to the environmental remediation reserves and estimated future cost recoveries did not affect operating results in 2002 as the impact of increases to the reserves of $107 million was offset by increased estimated future recoveries. In 2003, due to the Global Settlement and Memorandum of Understanding with the government, discussed above, which allow for costs to be allocated to all Aerojet operations beginning in 2005 and decrease the costs allocated to Northrop annually, Aerojet increased its environmental reserves by $12 million and estimated recoveries by $13 million, which resulted in a $1 million gain in the Company’s statement of operations.

     For additional discussion of environmental and related legal matters, see Note 11(c) in Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

     The Company broadly defines liquidity as its ability to generate sufficient operating cash flows, as well as its ability to obtain debt and equity financing and to convert to cash those assets that are no longer required to meet the Company’s strategic financial objectives. Changes in net cash provided by operating activities generally reflect earnings plus depreciation and amortization and other non-cash charges and the effect of changes in working capital. Changes in working capital generally are the result of timing differences between the collection of customer receivables and payment for materials and operating expenses.

     Cash and cash equivalents increased by $16 million during the year ended November 30, 2003. The change in cash and cash equivalents is as follows:

	Year ended
	November 30,
	2003	2002	2001
	(dollars in millions)
Net cash used in continuing operations	$(12)	$(54)	$(10)
Net cash provided by (used in) operating activities	56	37	(59)

Net cash provided by (used in) operating activities	44	(17)	(69)
Investing activities of continuing operations	(149)	(121)	120
Investing activities of discontinued operations	(31)	(20)	(26)

Net cash (used in) provided by investing activities	(180)	(141)	94
Net cash provided by financing activities	144	159	2
Effect of exchange rate fluctuations on cash and cash equivalents	8	3	—

Increase in cash and cash equivalents	$16	$4	$27

Net Cash Provided By (Used In) Operating Activities

     Net cash provided by operating activities was $44 million for 2003. Net cash used in operating activities was $17 million in 2002 and $69 million in 2001. The operating cash flow from continuing operations in 2003 reflects improved operating results for the Real Estate and Aerospace and Defense (after adjusting for the non-cash impact of employee retirement benefit plans) and increased corporate and interest costs. Operating cash flows in 2003 also reflect a reduction in working capital usage, primarily in the Aerospace and Defense segment, as compared to the same period in 2002.

     During 2002, both discontinued operations, GDX Automotive and Fine Chemicals, had improved operating results compared to 2001 and generated positive cash flows from operations. Improvements in these discontinued operations were offset by increased working capital requirements for the Aerospace and Defense segment and an increase in corporate and other expenses.

Net Cash (Used In) Provided By Investing Activities

     Net cash used in investing activities for 2003 was $180 million and $141 million in 2002, compared to net cash provided in 2001 of $94 million.

     Investing activities included capital expenditures of $11 million, $14 million and $20 million for 2003, 2002 and 2001, respectively. Capital expenditures directly support the Company’s contracts and customer requirements and are primarily made for asset replacement, capacity expansion, development of new projects, cost reduction initiatives and safety and productivity improvements. Capital expenditures for 2001 included $6 million related to Aerojet’s EIS business, which was sold in October 2001.

     Investing activities for 2003 included cash outflows of $138 million for the acquisition of the ARC propulsion business including transaction costs paid during the year.

     Investing activities for 2002 included cash outflows of $93 million paid for the purchase of the Redmond, Washington operations, $8 million related to the Company’s reacquisition of the minority ownership interest in Fine Chemicals and $6 million related to a purchase price adjustment for the sale of EIS.

     Investing activities for 2001 included proceeds of $315 million from the sale of the EIS business.

     Net cash used in discontinued operations for investing activities was $31 million, $20 million and $26 million for 2003, 2002 and 2001, respectively.

Net Cash Provided by Financing Activities

     Net cash provided by financing activities for 2003 was $144 million compared with $159 million for 2002, and $2 million for 2001. Cash flows from financing activities relate primarily to activities involving the Company’s borrowings, net of repayments.

     The Company has a senior credit facility (Restated Credit Facility) which provides for a revolving credit facility, expiring December 28, 2005, and Term Loans. In 2003, the Company issued 9.50% Senior Subordinated Notes and in 2002, the Company issued a new Term Loan B and 5.75% Convertible Subordinated Notes. See Note 8 in Notes to Consolidated Financial Statements for more information regarding the Company’s borrowings. The Company paid dividends on common stock of $5 million in all periods presented.

     The Company’s borrowing activity in 2003 was as follows:

	November 30,			Currency	November 30,
	2002	Additions	(Payments)	Translation	2003
	(dollars in millions)
Revolving Credit Facility	$45	$—	$(15)	$—	$30
Term Loans	186	—	(20)	—	166
9.50% Senior Subordinated Notes	—	150	—	—	150
5.75% Convertible Subordinated Notes	150	—	—	—	150
Foreign Credit Facilities and Other	6	33	—	3	42

Total	$387	$183	$(35)	$3	$538

     As of November 30, 2003, the borrowing limit under the revolving credit facility was $137 million against which the Company had $30 million of borrowings outstanding and had letters of credit outstanding of $55 million. As of November 30, 2003, the Company also had borrowing limits totaling $38 million on additional credit facilities in Europe and Canada, of which $27 million was outstanding and is included in foreign credit facilities and other debt in the table above. Availability under the Company’s various credit facilities totaled $63 million as of November 30, 2003.

     The Restated Credit Facility contains restrictive covenants that require the Company to meet specific financial ratios, including an interest coverage ratio, a leverage ratio, a fixed charge coverage ratio and a consolidated net worth test; and also subjects the Company and its subsidiaries to restrictions on capital expenditures, the ability to incur additional debt, and the disposition of assets, including real estate; and prohibits specified other types of transactions. The Restated Credit Facility permits dividend payments as long as there is no event of default. In addition, the indenture governing the 9.50% Senior Subordinated Notes contains customary covenants including limits on the Company and its subsidiaries’ ability to incur additional indebtedness, make restricted payments, pay dividends or make distributions on, or redeem or repurchase, capital stock, make investments, or issue or sell capital stock of restricted subsidiaries, create liens on assets to secure indebtedness, enter into transactions with affiliates and consolidate, merge or transfer all or substantially all of the assets of the Company. These covenants could restrict the Company’s ability to secure additional debt and equity financing were it to need additional capital in the future. Also, in order to maintain compliance with these covenants, the Company could be required to curtail some of its operations and growth plans in the future.

     The outstanding debt had effective interest rates ranging from 3.94 percent to 9.50 percent as of November 30, 2003, with maturities as follows:

					Foreign
					Credit
	Credit	Term	9.50%	5.75%	Facilities
	Facility	Loans	Notes	Notes	and Other	Total
	(dollars in millions)
2004	$—	$20	$—	$—	$32	$52
2005	—	27	—	—	6	33
2006	30	31	—	—	1	62
2007	—	88	—	150	1	239
2008	—	—	—	—	—	—
Thereafter	—	—	150	—	2	152

Total	$30	$166	$150	$150	$42	$538

     In January 2004, the Company issued 4% Contingent Convertible Subordinated Notes (4% Notes) for aggregate principal amount of $125 million (see Note 19 in Notes to Consolidated Financial Statements). The net proceeds of approximately $119 million were used to repay outstanding borrowings under the Revolving Credit Facility and to pre-pay the next 12 months of scheduled maturities under the Term Loan A. The remaining net proceeds of $60 million was used for general corporate purposes.

     On June 20, 2002, the Company filed a shelf registration statement with the SEC under which the Company may, on a delayed basis, issue debt securities, shares of common stock or preferred stock. Net proceeds, terms and pricing of offerings, if any, of securities issued under the shelf registration statement will be determined at the time of any such offering.

Outlook

     As disclosed in Notes 11(b) and 11(c) in Notes to Consolidated Financial Statements, the Company has exposure for certain legal matters. The Company believes that it is currently not possible to estimate the impact, if any, that the ultimate resolution of these matters will have on the Company’s financial position or cash flows.

     The Company currently believes that its existing cash and cash equivalents, forecasted operating cash flows, anticipated proceeds from the sale of the Fine Chemicals business, and its ability to access capital markets for debt or equity financing will provide sufficient funds to meet its operating plan for the next twelve months. The operating plan for this period provides for full operation of the Company’s business and interest and principal payments on the Company’s debt. The Company may also access capital markets to raise debt or equity financing to fund strategic acquisitions. The timing, terms, size and pricing of any such financing will depend on investor interest and market conditions, and there can be no assurance that the Company will be able to obtain any such financing.

     If the Company experiences adverse economic developments and is not able to raise debt or equity financing in the capital markets or to obtain bank borrowings, the Company believes that it can generate additional funds to meet its liquidity requirements for the next twelve months by reducing working capital requirements, deferring capital expenditures, implementing cost reduction initiatives in addition to those already included in the Company’s operating plan, selling assets or through a combination of these means.

     Major factors that could adversely impact the Company’s forecasted operating cash and the Company’s financial condition are described in “Forward-Looking Statements.” In addition, the Company’s liquidity and financial condition will continue to be affected by changes in prevailing interest rates on the portion of debt that bears interest at variable interest rates.

Other Information

Key Accounting Policies and Estimates

     The Company prepares its financial statements in accordance with accounting principles generally accepted in the U.S. (GAAP). GAAP offers acceptable alternative methods for accounting for certain items affecting the Company’s financial results, such as determining inventory cost, depreciating long-lived assets and recognizing revenues.

     The preparation of financial statements in accordance with GAAP requires the use of estimates, assumptions, judgments and interpretations that can affect the reported amounts of assets, liabilities, revenues and expenses, the disclosure of contingent assets and liabilities and other supplemental disclosures. The development of accounting estimates is the responsibility of the Company’s management. Management discusses those areas that require significant judgments with the audit committee of the Company’s board of directors. The audit committee has reviewed all financial disclosures in the Company’s filings with the SEC. Although management believes that the positions the Company has taken with regard to uncertainties are reasonable, others might reach different conclusions and the Company’s positions can change over time as more information becomes available. If an accounting estimate changes, its effects are accounted for prospectively.

     The areas most affected by Company’s accounting policies and estimates are revenue recognition/long-term contracts, goodwill and intangible assets, employee pension and postretirement benefit obligations, litigation, environmental remediation costs and income taxes. Except for income taxes, which are not allocated to the Company’s business segments, these areas affect the financial results of the Company’s business segments.

     For a discussion of all of the Company’s accounting policies, including the accounting policies discussed below, see Note 1 in Notes to Consolidated Financial Statements.

Revenue Recognition/Long-Term Contracts

     In the Aerospace and Defense segment, recognition of profit on long-term contracts requires the use of assumptions and estimates related to the contract value or total contract revenue, the total cost at completion and the measurement of progress towards completion. Due to the nature of the programs, developing the estimated total cost at completion requires the use of significant judgment. Estimates are continually evaluated as work progresses and are revised as necessary. Factors that must be considered in estimating the work to be completed include labor productivity, the nature and technical complexity of the work to be performed, availability and cost volatility of materials, subcontractor and vendor performance, warranty costs, volume assumptions, anticipated labor agreements and inflationary trends, schedule and performance delays, availability of funding from the customer, and the recoverability of costs incurred outside the original contract included in any estimates to complete. Aerojet reviews contract performance and cost estimates for contracts at least monthly and for others at least quarterly and more frequently when circumstances significantly change. When a change in estimate is determined to have an impact on contract earnings, Aerojet records a positive or negative adjustment to earnings when identified. Changes in estimates and assumptions related to the status of certain long-term contracts may have a material effect on the amounts reported by the Company for net sales and segment performance.

     The Company’s aerospace and defense business is derived from contracts that are accounted for in conformity with the American Institute of Certified Public Accountants (AICPA) audit and accounting guide, Audits of Federal Government Contracts and the AICPA’s Statement of Position No. 81-1 (SOP 81-1), Accounting for Performance of Construction-Type and Certain Production Type Contacts. The Company considers the nature of the individual underlying contract and the type of products and services provided in determining the proper accounting for a particular contract. Each method is applied consistently to all contracts having similar characteristics, as described below. The Company typically accounts for these contracts using the percentage-of-completion method, and progress is measured on a cost-to-cost or units-of-delivery basis. Sales under cost-reimbursement contracts and relatively short-term fixed-price contracts are measured as costs are incurred and include estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs. Sales under other long-term fixed-price contracts are measured as deliveries are made and computed on the basis of the unit costs plus profit. For certain other long-term fixed-price contracts, sales are recorded when the Company achieves performance milestones as contractually defined by the customer. Sales include estimated earned fees or profits calculated on the relationship between contract milestones and the estimate at completion. Revenue on service or time and material contracts is recognized when performed. For fixed-price and fixed-price-incentive contracts, if at any time expected costs exceed the value of the contract, the loss is recognized immediately.

     Certain government contracts contain cost or performance incentive provisions that provide for increased or decreased fees or profits based upon actual performance against established targets or other criteria. Aerojet continually evaluates its performance and incorporates any anticipated penalties and cost incentives into its revenue and earnings calculations. Performance incentives, which increase or decrease earnings based solely on a single significant event generally, are not recognized until an event occurs.

     Revenue from real estate sales is recognized when a sufficient down-payment has been received, financing has been arranged and title, possession and other attributes of ownership have been transferred to the buyer.

     Revenue that is not derived from long-term development and production contracts, or real estate transactions, typically revenues from the Company’s discontinued operations, is generally recognized after products are shipped, all other significant customer obligations have been met and collection is reasonably assured. Sales are recorded net of provisions for customer pricing allowances.

Goodwill and Intangible Assets

     All acquired long-term assets, including goodwill, are subject to tests for impairment. Under Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations, all business combinations initiated after June 30, 2001 are accounted for using the purchase method of accounting. SFAS 141 provides criteria for determining whether intangible assets acquired in a business combination should be recognized separately from goodwill. The purchase price of acquired companies is allocated to tangible and intangible assets acquired and liabilities assumed, as well as to in-process research and development based on their estimated fair values. Consultants with expertise in performing appraisals assist in determining the fair values of assets acquired and liabilities assumed. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Subsequent to the initial recognition, goodwill is accounted for under Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. In accordance with the requirements of this standard, goodwill must be tested for impairment at least annually, or more frequently if indications of possible impairment exist, by comparing the net assets of each “reporting unit” (an organizational grouping) with the current fair value of the reporting unit. If the current fair value of the reporting unit is less than its carrying amount, then a second test must be performed. Under the second test, the current fair value of the reporting unit is allocated to the assets and liabilities of the reporting unit, including an amount for any “implied” goodwill. If implied goodwill exceeds the net carrying amount of goodwill, no impairment loss is recorded. Otherwise, an impairment loss is recognized for the difference.

     The evaluation of goodwill under SFAS 142 requires a valuation of the underlying business. These valuations can be significantly affected by estimates of future performance and discount rates over a relatively long period of time, market price valuation multiples and marketplace transactions in related markets. These estimates will likely change over time. The Company’s businesses operate in cyclical industries and the valuation of these businesses can be expected to fluctuate as a result. If the annual review under SFAS 142 indicates impairment of goodwill balances, that entire impairment must be recorded immediately and reported as a component of current operations.

     At November 30, 2003, the Company’s total assets included $100 million of goodwill which relates to the Aerospace and Defense segment.

Employee Pension and Postretirement Benefit Plans

     Employee pension and postretirement benefit plans are a significant cost of doing business and represent obligations that will be ultimately settled far in the future and therefore are subject to estimates. The Company’s pension and postretirement benefit obligations and related costs are calculated using actuarial concepts in accordance with Statement of Financial Accounting Standards No. 87 (SFAS 87), Employer’s Accounting for Pensions, and Statement of Financial Accounting Standards No. 106 (SFAS 106), Employer’s Accounting for Postretirement Benefits Other Than Pensions, respectively. Pension accounting is intended to reflect the recognition of future benefit costs over the employee’s approximate service period based on the terms of the plans and the investment and funding decisions made by the Company. The Company is required to make assumptions regarding such variables as the expected long-term rate of return on assets and the discount rate applied to determine service cost and interest cost to arrive at pension income or expense for the year.

     Employee retirement benefit plan income or expense is a non-cash item and is reflected as either cost of goods sold or general and administrative expenses. The tax effect related to this income or expense recognition is also non-cash and is reflected in the deferred tax liabilities account.

     The discount rate is determined at the annual measurement date of August 31 for the Company’s pension plans, and is subject to change each year based on changes in the overall market interest rates. The assumed rate reflects the market rate for high-quality fixed income debt instruments on the measurement date. This rate is used to discount the future cash flows of benefit obligations back to the measurement date. A 25 basis point change in the discount rate of 7.25 percent used to determine pension benefit obligations as of the measurement date would have changed 2003 pension expense by $5 million, including the expense related to discontinued operations. The discount rate used to determine benefit obligations for both continuing and discontinued operations decreased from 7.25 percent for 2002 to 6.50 percent for 2003. This 75 basis point decline in the discount rate resulted in an increase in the present value of pension benefit obligations as of November 30, 2003 and will be a component of the expected increase in pension expense for 2004.

     The expected long-term rate of return on plan assets is also determined at the annual measurement date of August 31 for the Company’s pension plans. The expected long-term rate of return used to determine benefit obligations was 8.75 percent for both 2003 and 2002. The Company and its advisors have analyzed the expected rates of return on assets and determined that these rates are reasonable based on the current and expected asset allocations and on the plans’ historical and expected investment performance. The Company’s asset managers regularly review actual asset allocations and periodically rebalance investments to targeted allocations when considered appropriate. At November 30, 2003, the actual asset allocation was consistent with the asset allocation assumptions used in determining the expected long-term rate of return. Management will continue to assess the expected long-term rate of return on assets for each plan based on relevant market conditions as prescribed by GAAP and will make adjustments to the assumptions as appropriate. A 25 basis point change in the expected long-term rate of return on plan assets would have changed 2003 pension expense by $2.6 million, including the expense related to discontinued operations.

     Market conditions and interest rates significantly affect assets and liabilities of the Company’s pension plans. Pension accounting requires that market gains and losses be deferred and recognized over a period of years. This “smoothing” results in the creation of assets or liabilities which will be amortized to pension costs in future years. The accounting method utilized by the Company recognizes gains and losses in the market value of pension assets and changes in the discount rate used to calculate benefit costs over a period of five years. Investment gains or losses for this purpose are the difference between the expected return and the actual return on the market-related value of assets. Although the smoothing period mitigates some volatility in the calculation of annual pension costs, future pension costs are impacted by changes in the market value of pension plan assets and changes in interest rates.

     In addition, the Company maintains postretirement benefit plans other than pensions that are not funded. A one percentage point increase in the assumed trend rate for healthcare costs would have increased the postretirement accumulated benefit obligation recorded as of November 30, 2003 by $6 million and the effect on the service and interest cost components of expense for 2003 would not have been significant. A one percentage point decrease in the assumed trend rate for healthcare costs would have decreased the postretirement accumulated benefit obligation recorded as of November 30, 2003 by $5 million and the effect on the service and interest cost components of expense for 2003 would not have been significant.

     The Company’s U.S. pension plans remain overfunded, and the Company does not expect to make any net cash contributions in 2004. Cash payments for unfunded benefit obligations, primarily retiree medical benefits, are reflected in operating cash flows.

Contingencies and Litigation

     The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for resolution of these claims. These estimates are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in assumptions or the effectiveness of strategies related to these proceedings. See Note 11(b) in Notes to Consolidated Financial Statements for more detailed information on litigation exposure.

Reserves for Environmental Remediation and Recoverable from the U.S. Government and Other Third Parties for Environmental Remediation Costs

     For a discussion of the Company’s accounting for environmental remediation obligations and costs and related legal matters, see “Environmental Matters” above and Note 11 in Notes to Consolidated Financial Statements.

     The Company accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred, and when its proportionate share of the costs can be reasonably estimated. Management has a well-established process in place to identify and monitor the Company’s environmental exposures. In most cases only a range of reasonably possible costs can be estimated. In establishing the Company’s reserves, the most probable estimated amount is used when determinable, and the minimum amount is used when no single amount in the range is more probable. The Company’s environmental reserves include the costs of completing remedial investigation and feasibility studies, remedial and corrective actions, regulatory oversight costs, the cost of operation and maintenance of the remedial action plan, and employee compensation costs for employees who are expected to devote a significant amount of time to remediation efforts. Measurement of environmental reserves is based on the evaluation of currently available information with respect to each individual environmental site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. Such estimates are based on the expected costs of investigation and remediation and the likelihood that other potentially responsible parties will be able to fulfill their commitments at sites where the Company may be jointly or severally liable.

     As of November 30, 2003, the Company had accrued environmental remediation liabilities of $315 million. Environmental remediation cost estimation involves significant uncertainties, including the extent of the remediation required, changing governmental regulations and legal standards regarding liability, evolving technologies and the long periods of time over which most remediation efforts take place. A number of factors could substantially change environmental remediation cost estimates, examples of which include: regulatory changes reducing the allowable levels of contaminants such as perchlorate, nitrosodimethylamine or others; enhanced monitoring and testing technology or protocols which could result in the discovery of previously undetected contaminants; and the implementation of new remediation technologies which could reduce future remediation costs.

     Pursuant to the Global Settlement covering environmental costs associated with Aerojet’s Sacramento site and its former Azusa site, the Company can recover up to 88 percent of environmental remediation costs allocable to government contracts. Environmental recoveries for these sites are recorded as an asset and reflect recoveries permissible through the establishment of prices for Aerojet’s products and services sold to the U.S. government. Aerojet’s mix of contracts can affect the actual reimbursement. Because these costs are recovered through forward pricing arrangements, the ability of Aerojet to continue recovering these costs depends on Aerojet’s sustained business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business (environmental remediation costs allocable to commercial contracts are expensed).

     In conjunction with the sale of EIS, Aerojet entered into an agreement with Northrop whereby Aerojet will be reimbursed by Northrop for a portion of environmental expenditures eligible for recovery under the Global Settlement. Amounts reimbursed are subject to annual limitations, with excess amounts carrying over to subsequent periods, the total of which will not exceed $190 million over the term of the agreement, which ends in 2028.

     As part of the acquisition of the ARC propulsion business, Aerojet entered into an agreement with ARC pursuant to which Aerojet is responsible for up to $20 million of costs (Pre-Close Environmental Costs) associated with environmental issues that arose prior to Aerojet’s acquisition of the propulsion business. Pursuant to a separate agreement with the U.S. government which was entered into prior to closing of the ARC acquisition, these Pre-Close Environmental Costs will be treated as allowable overhead cost combined with Aerojet environmental costs under the Global Settlement, and will be recovered through the established prices for Aerojet products produced and services performed by Aerojet. In addition, Aerojet and the U.S. government have agreed that Aerojet’s allowable site restoration costs subject to the sharing ratio of the Global Settlement plus ARC site restoration costs will continue to be treated as general and administrative costs and will be allocated to all Aerojet operations beginning in 2005.

     Based on Aerojet’s projected business volume and the proportion of its business expected to be covered by the Global Settlement, Aerojet currently believes that, as of November 30, 2003, approximately $220 million of its estimated future environmental costs will be recoverable. Significant estimates and assumptions that could affect the future recovery of environmental remediation costs include: the proportion of Aerojet’s future business base and total business volume which will be subject to the Global Settlement; limitations on the amount of recoveries available under the Northrop agreement; the ability of Aerojet to competitively bid and win future contracts if estimated environmental costs significantly increase; the timing of environmental expenditures; and uncertainties inherent in long-term cost projections of environmental remediation projects.

Income Taxes

     The Company files a consolidated U.S. income tax return for the Company and its wholly-owned consolidated subsidiaries. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date of the change.

     The carrying value of the Company’s deferred tax assets is dependent upon its ability to generate sufficient future taxable income in certain tax jurisdictions. The Company has established valuation allowances against certain of its deferred tax assets with respect to discontinued operations only, due to uncertainties related to the ability to utilize these assets. The valuation allowances are based on estimates of taxable income by each jurisdiction in which the Company operates and the period over which the assets will be recoverable. In the event that actual results differ from these estimates, or that the Company adjusts these estimates in future periods, the valuation allowance would change and could impact the Company’s financial position and results of operations.

     Income taxes can be affected by estimates of whether, and within which jurisdictions, future earnings will occur and how and when cash is repatriated to the U.S., combined with other aspects of an overall income tax strategy. Additionally, taxing jurisdictions could retroactively disagree with the Company’s tax treatment of certain items, and some historical transactions have income tax effects going forward. Accounting rules require these future effects to be evaluated using current laws, rules and regulations, each of which can change at any time and in an unpredictable manner. The Company establishes tax reserves when, despite its belief that its tax return positions are fully supportable, it believes that certain positions are likely to be challenged and that the Company may not succeed. The Company adjusts these reserves in light of changing facts and circumstances, such as the progress of a tax audit. The Company believes it has adequately provided for any reasonably foreseeable outcome related to these matters, and it does not anticipate any material earnings impact from their ultimate resolutions.

     At November 30, 2003, the Company had tax basis net operating loss (NOL) carry-forwards worldwide of approximately $328 million available to reduce future taxable income which are primarily related to discontinued operations. The majority of these NOLs are related to state operations, expire beginning in 2004, and are fully reserved with a valuation allowance. The remaining portion relates to foreign operations, most of which have indefinite carry-forward periods. The Company also has foreign tax credit carry-forwards of $4 million, which are primarily related to discontinued operations, which expire beginning in 2005 as well as research credit carry-forwards of $2 million which expire beginning in 2011. These tax carry-forwards are subject to examination by the tax authorities.

Recently Issued Accounting Standards

     In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after March 15, 2004 except for companies with special purpose entities which must apply for provisions of FIN 46 to those special purpose entities, no later than the first reporting period after December 15, 2003. The adoption of FIN 46 did not have a material effect on the Company’s results of operations, liquidity, or financial condition.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirely, or as hybrid instruments with debt host contracts and embedded derivative features. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material effect on the Company’s results of operations, liquidity, or financial condition.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. Many of these instruments previously were classified as equity or temporary equity and, as such, SFAS 150 represents a significant change in practice in the accounting for a number of mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. SFAS 150 is effective for all financial instruments created or modified after May 31, 2003, and to other instruments at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on the Company’s results of operations, liquidity, or financial condition.

     In December 2003, the FASB issued a revised SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revision requires additional annual disclosures relating to the types of plan assets, investment strategy, measurement dates, plan obligations and cash flows, and interim disclosures of the components of net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans, as well as estimated cash flows if materially different from previously discussed amounts. The disclosure requirements were effective beginning in the second quarter of 2004.

     In August 2004, the FASB issued Staff Position No. 106-2 (FSP 106-2), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of post-retirement health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. When adopted, FSP 106-2 will supersede FSP 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which was issued in January 2004 and permitted a sponsor of a post-retirement health care plan that provides a prescription drug benefit to make a one-

time election to defer accounting for the effects of the Act until more authoritative guidance on the accounting for the federal subsidy was issued. The Company elected the one-time deferral allowed under FSP 106-1 and as a result any measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on postretirement health care benefit plans. FSP 106-2 provides authoritative guidance on the accounting for the federal subsidy and specifies the disclosure requirements for employers who have adopted FSP 106-2, including those who are unable to determine whether benefits provided under its plan are actuarially equivalent to Medicare Part D. FSP 106-2 is effective for the Company’s fourth quarter of 2004. The Company anticipates that the adoption of FSP 106-2 will reduce the Company’s accumulated plan benefit obligation by $3 million related to the Act.

     In September 2004, Emerging Issues Task Force (EITF) reached a consensus on EITF Issue No. 04-08 (EITF 04-08), The Effect of Contingently Convertible Debt on Diluted Earnings per Share. Under current interpretations of FASB No. 128, Earnings per Share, issuers of contingently convertible debt instruments (Co-Cos) generally exclude the potential common shares underlying the Co-Cos from the calculation of diluted earnings per share until the underlying common stock achieves a specified price target, or other contingency is met. EITF 04-08 requires that Co-Cos should be included in diluted earnings per share computations, if dilutive, regardless of whether the market price trigger has been met. The Company will adopt the requirements of EITF 04-08 beginning with the quarter ending February 28, 2005. The application of EITF 04-08 will require the Company to include the Company’s 4% Contingent Convertible Subordinated Notes due 2024 (4% Notes) which were issued in January 2004 in its calculation of diluted earnings per share, if dilutive.

     In October 2004, the FASB concluded that Statement 123R, Share-Based Payment, which would require all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value, would be effective for public companies for interim or annual periods beginning after June 15, 2005. The Company could adopt the new standard in one of two ways - the modified prospective transition method or the modified retrospective transition method. The Company will adopt Statement 123R in the fourth quarter of 2005, and it is currently evaluating the effect that the adoption of Statement 123R will have on its financial position and results of operations.

Forward-Looking Statements

     Certain information contained in this report should be considered “forward-looking statements” as defined by Section 21E of the Private Securities Litigation Reform Act of 1995. All statements in this report other than historical information may be deemed forward-looking statements. These statements present (without limitation) the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying, or judgments concerning, the matters discussed in the statements. The words “believe,” “estimate,” “anticipate,” “project” and “expect,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

•	legal and regulatory developments that may have an adverse impact on the Company or its segments or businesses. For example: 1) the Company’s operations and financial condition could be adversely impacted if the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v. Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division), which is described in more detail in Note 11(b) in Notes to Consolidated Financial Statements, is upheld on appeal and the offsets to which the Company believes it is entitled are not realized; 2) restrictions on real estate development that could delay the Company’s proposed real estate development activities; 3) a change in toxic tort or asbestos litigation trends that is adverse to the Company; and 4) a change in international tax laws or currency controls that is unfavorable to the Company;

•	changes in Company-wide or business segment strategies, such as the Company’s recent decisions to divest the GDX and Fine Chemicals businesses, which result in changes in the types or mix of business in which the Company is involved or chooses to invest;

•	changes in U.S., global or regional economic conditions that may affect, among other things: 1) customer funding for the purchase of aerospace and defense products, which may impact the Aerospace and Defense segment’s business base and, as a result, impact its ability to recover environmental costs; 2) healthcare spending and demand for the pharmaceutical ingredients produced by the Company’s Fine Chemicals discontinued operations; 3) the Company’s ability to successfully complete its real estate activities; and 4) the funded status and costs related to the Company’s employee retirement benefit plans;

•	risks associated with the Company’s Aerospace and Defense segment’s role as a defense contractor including: 1) the right of the U.S. government to terminate any contract for convenience; 2) modification or termination of U.S. government contracts due to lack of congressional funding; and 3) the lack of assurance that bids for new programs will be successful, or that customers will exercise contract options or seek or follow-on contracts with the Company due to the competitive marketplace in which the Company competes;

•	changes in U.S. and global financial and equity markets, including market disruptions and significant currency or interest rate fluctuations, that may impede the Company’s access to, or increase the cost of, external financing for the Company’s operations and investments or materially affect the Company’s results of operations and cash flows;

•	increased competitive pressures, which may, among other things, affect the performance of the Company’s Aerospace and Defense segment and/or the Fine Chemicals discontinued operations;

•	labor disputes, which may lead to increased costs or disruption of operations in the Company’s Aerospace and Defense segment and/or the Fine Chemicals discontinued operations;

•	technological developments or patent infringement claims, which may impact the use of critical technologies in the Company’s Aerospace and Defense segment and/or the Fine Chemicals discontinued operations, leading to reduced sales or increased costs;

•	an unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or change in proceedings or investigations pending against the Company; and

•	risks attendant to the sale of the Fine Chemicals discontinued operations, including the Company’s ability to identify a buyer for the business as well as the timing and terms of any proposed sale and its ultimate consummation.

     This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Additional risk factors may be described from time to time in the Company’s future filings with the U.S. Securities and Exchange Commission. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company’s control.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

Policies and Procedures

     As an element of the Company’s normal business practice, it has established policies and procedures for managing its exposure to changes in interest rates and foreign currencies.

     The objective in managing exposure to interest rate changes is to limit the impact of interest rate changes on earnings and cash flow and to make overall borrowing costs more predictable. To achieve this objective, the Company may use interest rate hedge transactions (Swaps) or other interest rate hedge instruments to manage the net exposure to interest rate changes related to the Company’s portfolio of borrowings and to balance its fixed rate compared to floating rate debt.

     The objective in managing exposure to foreign currency fluctuations is to reduce volatility in earnings and cash flow. To achieve this objective, the Company may use various hedge contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency assets, liabilities and commitments.

     It is the Company’s policy to enter into foreign currency and interest rate transactions only to the extent considered necessary to meet its stated objectives. The Company does not enter into these transactions for speculative purposes.

Interest Rate Risk

     The Company is exposed to market risk principally due to changes in domestic interest rates. Debt with interest rate risk includes borrowings under the Company’s credit facilities. Other than pension assets, the Company does not have any significant exposure to interest rate risk related to its investments.

     The Company uses interest rate swaps and a combination of fixed and variable rate debt to reduce its exposure to interest rate risk. As of November 30, 2003, the Company’s long-term debt totaled $538 million. $430 million, or 80 percent was at an average fixed rate of 7.11 percent; and $108 million, or 20 percent was at an average variable rate of 4.19 percent.

     In December 2002, the Company entered into Swaps on $100 million of Term Loan variable rate debt for a two-year period as required by the Restated Credit Facility. The Company’s fixed interest rate under these Swaps including the Eurocurrency margin is 6.02 percent for the two-year period (see Note 1(l) in Notes to Consolidated Financial Statements).

     The estimated fair value of the Company’s long-term debt was $536 million as of November 30, 2003 compared to a carrying value of $538 million. The fair value of the 5.75% Notes and 9.50% Notes were determined based on quoted market prices as of November 28, 2003. The fair value of the remaining long-term debt was determined to approximate carrying value as the interest rates are generally variable based on market interest rates and reflect current market rates available to the Company.

Foreign Currency Exchange Rate Risk

     Foreign currency exchange rate risk is associated with the Company’s GDX Automotive business which was divested subsequent to November 30, 2003 (see Note 19 in Notes to Consolidated Financial Statements). The Company had operations in Canada, Germany, France, Spain, Czech Republic, China and the United Kingdom. As a result, the Company’s financial position, results of operations, and cash flows could have been impacted by fluctuations in foreign currency exchange rates (primarily the Euro and the Canadian dollar). The Company may choose to selectively hedge exposures to foreign currency rate changes through the use of foreign currency forward and option contracts. There were no foreign currency forward or option contracts outstanding at November 30, 2003.

     As of November 30, 2003, the Company did not have material exposure to unhedged monetary assets, receivables, liabilities or commitments denominated in currencies other than the operations’ functional currencies.

Commodity Price Risk

     Commodity price risk is associated with the Company’s GDX Automotive business which was divested subsequent to November 30, 2003 (see Note 19 in Notes to Consolidated Financial Statements). The operations of the GDX Automotive business are dependent on the availability of rubber and related raw materials. Because of this dependence, significant increases in the price of these raw materials could have a material adverse impact on the Company’s results of operations and financial condition. GDX employs a diversified supplier base as part of its efforts to mitigate the risk of a supply interruption. In 2003 and 2002, rubber and rubber-related raw materials accounted for 12 percent and 11 percent, respectively, of GDX’s cost of goods sold. Based on 2003 activity levels, a ten percent increase in the average annual cost of these raw materials would increase GDX’s cost of goods sold by $8 million.

Financing Obligations and Other Commitments

     The Company’s financing obligations and other commitments include primarily outstanding notes, senior credit facilities and operating leases. The following table summarizes these obligations as of November 30, 2003 and their expected effect on the Company’s liquidity and cash flow in future periods:

		Scheduled Payment Dates for the
		years ended November 30,
	Total	2004	2005	2006	2007	2008	Thereafter
	(dollars in millions)
Financing Obligations:
Long-term debt	$538	$52	$33	$62	$239	$—	$152
Operating leases	14	5	5	3	1	—	—

Total financing obligations	$552	$57	$38	$65	$240	$—	$152

     The Company’s discontinued operations had operating lease commitments in the aggregate of $53 million. The Company also issues purchase orders and makes other commitments to suppliers for equipment, materials and supplies in the normal course of business. These purchase commitments are generally for volumes consistent with anticipated requirements to fulfill purchase orders or contracts for product deliveries received, or expected to be received, from customers.

Item 8. Consolidated Financial Statements and Supplementary Data

     Information called for by this item is set forth beginning on page 28 of this report.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of GenCorp Inc.

     We have audited the accompanying consolidated balance sheets of GenCorp Inc. as of November 30, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended November 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GenCorp Inc. at November 30, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Sacramento, California
January 28, 2004
except for Notes 15 and 19e, as to which the date is
November 3, 2004

GENCORP INC.

Consolidated Statements of Income

	Year ended November 30,
	2003	2002	2001
	(dollars in millions, except per share amounts)
Net Sales	$348	$277	$640
Costs and Expenses
Cost of products sold	260	200	537
Selling, general and administrative	31	8	6
Depreciation and amortization	28	21	32
Interest expense	22	9	26
Other (income) expense, net	(9)	5	(22)
Restructuring charges	—	—	10
Unusual items, net	5	15	(199)

	337	258	390
Income From Continuing Operations Before Income Taxes	11	19	250
Income tax (benefit) provision	(1)	4	82

Income from continuing operations	12	15	168
Income (loss) from discontinued operations, net of tax	10	15	(40)

Net Income	$22	$30	$128

Earnings (loss) Per Share of Common Stock
Basic:
Income per share from continuing operations	$0.26	$0.36	$3.98
Income (loss) per share from discontinued operations	0.24	0.35	(0.95)

Net income per share	$0.50	$0.71	$3.03

Diluted:
Income per share from continuing operations	$0.26	$0.35	$3.94
Income (loss) per share from discontinued operations	0.24	0.35	(0.94)

Net income per share	$0.50	$0.70	$3.00

Weighted average shares of common stock outstanding	43.3	42.8	42.2

Weighted average shares of common stock outstanding, assuming dilution	43.4	43.1	42.6

Dividends Declared Per Share of Common Stock	$0.12	$0.12	$0.12

See Notes to Consolidated Financial Statements.

GENCORP INC.

Consolidated Balance Sheets

	As of November 30,
	2003	2002
	(dollars in millions,
	except per share amounts)
ASSETS
Current Assets
Cash and cash equivalents	$64	$48
Accounts receivable	88	46
Inventories, net	142	115
Recoverable from the U.S. government and other third parties for environmental remediation costs	37	24
Prepaid expenses and other	13	3
Assets of discontinued operations	692	642

Total Current Assets	1,036	878
Noncurrent Assets
Property, plant and equipment, net	148	102
Recoverable from the U.S. government and other third parties for environmental remediation costs	183	208
Deferred income taxes	28	20
Prepaid pension asset	314	311
Goodwill	100	42
Other noncurrent assets, net	120	95

Total Noncurrent Assets	893	778

Total Assets	$1,929	$1,656

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings and current portion of long-term debt	$52	$22
Accounts payable	37	23
Reserves for environmental remediation	53	39
Income taxes payable	36	20
Current deferred income taxes	1	10
Other current liabilities	164	128
Liabilities of discontinued operations	189	173

Total Current Liabilities	532	415
Noncurrent Liabilities
Convertible subordinated notes	150	150
Senior subordinated notes	150	—
Other long-term debt, net of current portion	186	215
Reserves for environmental remediation	262	301
Postretirement benefits other than pensions	148	164
Other noncurrent liabilities	73	51

Total Noncurrent Liabilities	969	881

Total Liabilities	1,501	1,296
Commitments and Contingent Liabilities
Shareholders’ Equity
Preference stock, par value of $1.00; 15 million shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.10; 150 million shares authorized; 44.3 million shares issued, 43.8 million outstanding in 2003; 43.5 million shares issued, 43.0 million shares outstanding in 2002	4	4
Other capital	19	13
Retained earnings	373	356
Accumulated other comprehensive income (loss), net of income taxes	32	(13)

Total Shareholders’ Equity	428	360

Total Liabilities and Shareholders’ Equity	$1,929	$1,656

See Notes to Consolidated Financial Statements.

GENCORP INC.

Consolidated Statements of Shareholders’ Equity

						Accumulated
	Comprehensive	Common Stock		Other	Retained	Other Comprehensive	Total Shareholders’
	Income	Shares	Amount	Capital	Earnings	Income (Loss)	Equity
	(dollars in millions, except share and per share amounts)
November 30, 2000		41,966,980	$4	$2	$208	$(28)	$186
Net income	$128	—	—	—	128	—	128
Currency translation adjustments and other, net of taxes	(6)	—	—	—	—	(6)	(6)
Cash dividends of $0.12 per share	—	—	—	—	(5)	—	(5)
Shares issued under stock option and stock incentive plans	—	661,187	—	7	—	—	7

November 30, 2001	$122	42,628,167	4	9	331	(34)	310

Net income	$30	—	—	—	30	—	30
Currency translation adjustments and other, net of taxes	21	—	—	—	—	21	21
Cash dividends of $0.12 per share	—	—	—	—	(5)	—	(5)
Shares issued under stock option and stock incentive plans	—	339,927	—	4	—	—	4

November 30, 2002	$51	42,968,094	4	13	356	(13)	360

Net income	$22	—	—	—	22	—	22
Currency translation adjustments and other, net of taxes	45	—	—	—	—	45	45
Cash dividends of $0.12 per share	—	—	—	—	(5)	—	(5)
Shares issued under stock option and stock incentive plans	—	812,963	—	6	—	—	6

November 30, 2003	$67	43,781,057	$4	$19	$373	$32	$428

See Notes to Consolidated Financial Statements.

GENCORP INC.

Consolidated Statements of Cash Flows

	Year ended November 30,
	2003	2002	2001
	(dollars in millions)
Operating Activities
Income from continuing operations	$12	$15	$168
Adjustments to reconcile net income to net cash used in continuing operations:
Net loss on reacquisition of minority ownership interest in subsidiary	—	2	—
Gain on sale of EIS business	—	6	(206)
Gain on sale of property, plant and equipment	—	—	(23)
Foreign currency gain	(3)	—	(11)
Depreciation and amortization	28	21	32
Deferred income taxes	(17)	11	70
Changes in operating assets and liabilities, net of effects of acquisitions and divestiture of businesses:
Accounts receivable	4	7	(36)
Inventories, net	(16)	(3)	30
Other current assets	(9)	(1)	(3)
Other noncurrent assets	(2)	(94)	65
Current liabilities	53	(46)	4
Other noncurrent liabilities	(62)	28	(100)

Net cash used in continuing operations	(12)	(54)	(10)
Net cash provided by (used in) discontinued operations	56	37	(59)

Net Cash Provided by (Used in) Operating Activities	44	(17)	(69)
Investing Activities
Capital expenditures	(11)	(14)	(20)
Proceeds from disposition of EIS business	—	(6)	315
Proceeds from sale of property, plant and equipment	—	—	9
Acquisition of businesses, net of cash acquired	(138)	(101)	(184)
Investing activities of discontinued operations	(31)	(20)	(26)

Net Cash (Used in) Provided by Investing Activities	(180)	(141)	94
Financing Activities
Proceeds from issuance of subordinated notes	150	150	—
Repayments, net of borrowings on revolving credit facility	(15)	(75)	(84)
Net short-term debt (repaid) incurred	27	(7)	(4)
Proceeds from the issuance of other long-term debt	6	140	350
Repayments on long-term debt	(20)	(42)	(262)
Debt issuance costs	(5)	(6)	—
Dividends paid	(5)	(5)	(5)
Other equity transactions	6	4	7

Net Cash Provided by Financing Activities	144	159	2

Effect of exchange rate fluctuations on cash and cash equivalents	8	3	—

Increase in Cash and Cash Equivalents	16	4	27
Cash and Cash Equivalents at Beginning of Year	48	44	17

Cash and Cash Equivalents at End of Year	$64	$48	$44

See Notes to Consolidated Financial Statements.

GENCORP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

a. Basis of Presentation and Nature of Operations

     The consolidated financial statements of GenCorp Inc. (GenCorp or the Company) include the accounts of the parent company and its wholly owned and majority-owned subsidiaries. See Note 9 for a discussion of the Company’s recent business acquisitions and divestitures. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to financial information for prior years to conform to the current year’s presentation.

     The Company is a technology-based manufacturer operating primarily in North America. The Company’s continuing operations are organized into two segments: Aerospace and Defense and Real Estate. The Aerospace and Defense segment includes the operations of Aerojet-General Corporation (Aerojet), which develops and manufactures propulsion systems for space and defense applications, armament systems for precision tactical weapon systems and munitions applications, and advanced airframe structures. Primary customers served include major prime contractors to the U.S. government, the Department of Defense (DoD) and the National Aeronautics and Space Administration (NASA). The Real Estate segment includes activities related to the development, sale and leasing of the Company’s real estate assets. Information on the Company’s operations by segment and geographic area is provided in Note 13.

     On August 31, 2004, the Company completed the sale of its GDX Automotive (GDX) business. Also in 2004, management committed to a plan to sell the Company’s Fine Chemicals business. The GDX and Fine Chemicals businesses are classified as discontinued operations in these Consolidated Financial Statements and Notes to Consolidated Financial Statements.

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

b. Workforce

     As of November 30, 2003, excluding employees of the Company’s discontinued operations, approximately 18 percent of the Company’s 2,548 employees were covered by collective bargaining or similar agreements. Of the covered employees, 17 percent were covered by collective bargaining agreements that are due to expire within one year.

c. Cash Equivalents

     All highly liquid debt instruments purchased with a remaining maturity at the date of purchase of three months or less are considered to be cash equivalents. The Company classifies securities underlying its cash equivalents as “available-for-sale” in accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities. Cash equivalents are stated at cost, which approximates fair value, due to the highly liquid nature and short duration of the underlying securities.

d. Inventories

     Inventories are stated at the lower of cost or market value (see Note 3). The Aerospace and Defense segment uses the average cost method. The Fine Chemicals business, which is included in discontinued operations, also uses the average cost method. The GDX Automotive business, which is also included in discontinued operations, uses the first-in, first-out (FIFO) method for accounting for inventory costs for all non-U.S. GDX facilities and the last-in, first-out (LIFO) method for all other GDX locations.

e. Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Refurbishment costs are capitalized in the property accounts, whereas ordinary maintenance and repair costs are expensed as incurred. Depreciation is computed principally by accelerated methods for the Aerospace and Defense, and Real Estate segments. The calculation of deprecation within the discontinued operation segments (GDX and Fine Chemicals) is computed using the straight-line method. Depreciable lives on buildings and improvements, and machinery and equipment, range from five years to 45 years, and three years to 15 years, respectively.

     Impairment of long-lived assets is recognized when events or circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable. Under SFAS No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, a long-lived asset classified as “held for sale” is initially measured at the lower of its carrying amount or fair value less costs to sell. In the period that the “held for sale” criteria are met, the Company recognizes an impairment charge for any initial adjustment of the long-lived asset amount. Gains or losses not previously recognized resulting from the sale of a long-lived asset is recognized on the date of sale. During 2003, the Company’s GDX Automotive business recognized impairment charges of $6 million to write-down assets at one of its plants in France to their estimated net realizable value upon plant closure (see Note 15). The charge is included as a component of discontinued operations. The impaired assets included buildings and machinery and equipment with a net book value prior to impairment of $10 million and an estimated net realizable value of $4 million.

f. Goodwill and Other Intangible Assets

     Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair values of the identifiable assets acquired and liabilities assumed. Commencing December 1, 2001, the Company no longer amortizes goodwill, but tests for impairment of goodwill on an annual basis and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company performed the annual impairment tests for goodwill as of September 1, 2003 and 2002 and determined that goodwill was not impaired as of those dates.

     Circumstances that could trigger an impairment test include but are not limited to: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; and results of testing for recoverability of a significant asset group within a reporting unit.

     If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recorded. Measurement of the fair value of a reporting unit is based on one or more of the following fair value measures including: amounts at which the unit as a whole could be bought or sold in a current transaction between willing parties; using present value techniques of estimated future cash flows; or using valuation techniques based on multiples of earnings or revenue, or a similar performance measure.

     Identifiable intangible assets, such as patents, trademarks and licenses, are recorded at cost or when acquired as part of a business combination at estimated fair value. Identifiable intangible assets are amortized based on when they provide the Company economic benefit, or using the straight-line method, over their estimated useful life. Amortization periods for identifiable intangible assets range from two to 27 years.

     The Company’s goodwill balance at November 30, 2003 and 2002 relates to the Company’s Aerospace and Defense segment. The changes in the carrying amount of goodwill for the year ended November 30, 2003 were as follows:

			Purchase
	November 30,	Acquisitions	Accounting	November 30,
	2002	(Note 9)	Adjustments	2003
		(dollars in millions)
Goodwill	$42	$60	$(2)	$100

     A summary of the Company’s other intangible assets subject to amortization as of November 30, 2003 is as follows:

	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
	(dollars in millions)
Customer related	$14	$2	$12
Acquired technology	18	1	17
Other	1	—	1

Other intangible assets	$33	$3	$30

     Amortization expense related to other intangible assets was $2 million in 2003, and was less than $1 million in 2002. There was no amortization expense in 2001. Amortization expense for each of the five succeeding years related to other intangible assets recorded in the Consolidated Balance Sheet at November 30, 2003 is estimated to be $2 million annually.

g. Pre-Production Costs

     One of the Company’s discontinued operations, the GDX business, accounts for certain pre-production costs in accordance with Emerging Issues Task Force (EITF) Issue No. 99-5 (EITF 99-5), Accounting for Pre-Production Costs Related to Long-term Supply Arrangements. This EITF addresses the accounting treatment and disclosure requirements for pre-production costs incurred by original equipment manufacturer’s suppliers to perform certain services related to the design and development of the parts they will supply to the original equipment manufacturers suppliers as well as the design and development costs to build molds, dies and other tools that will be used in producing parts. At November 30, 2003 and 2002, assets of discontinued operations include $7 million and $4 million, respectively, of tooling costs for which customer reimbursement is assured.

h. Revenue Recognition/Long-Term Contracts

     The Company accounts for sales derived from long-term development and production contracts in conformity with the American Institute of Certified Public Accountants (AICPA) Audit and Accounting guide, Audits of Federal Government Contracts and the AICPA’s Statement of Position No. 81-1 (SOP81-1), Accounting for Performance of Construction-Type and Certain Production Type Contracts. The Company considers the nature of the individual underlying contract and the type of products and services provided in determining the proper accounting for a particular contract. Each method is applied consistently to all contracts having similar characteristics, as described below. The Company typically accounts for these contracts using the percentage-of-completion method, and progress is measured on a cost-to-cost or units-of-delivery basis. Sales under cost-reimbursement contracts and relatively short-term fixed-price contracts are measured as costs are incurred and include estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs. Sales under other long-term fixed-price contracts are measured as deliveries are made and computed on the basis of the unit costs plus profit. For certain other long-term fixed-price contracts, sales are recorded when performance milestones are achieved as contractually defined by the customer. Sales include estimated earned fees or profits calculated on the relationship between contract milestones and the estimate at completion. Revenue on service or time and material contracts is recognized when performed. For fixed-price and fixed-price-incentive contracts, if at any time expected costs exceed the value of the contract, the loss is recognized immediately.

     Certain government contracts contain cost or performance incentive provisions that provide for increased or decreased fees or profits based upon actual performance against established targets or other criteria. The Company continually evaluates its performance and incorporates any anticipated penalties and cost incentives into its revenue and earnings calculations. Performance incentives, which increase or decrease earnings based solely on a single significant event generally, are not recognized until an event occurs.

     Revenue from real estate asset sales is recognized when a sufficient down-payment has been received, financing has been arranged, title, possession, and other attributes of ownership have been transferred to the buyer.

     Revenue that is not derived from long-term development and production contracts, or real estate transactions, typically revenues from the Company’s discontinued operations, is generally recognized after products are shipped, all other significant customer obligations have been met and collection is reasonably assured. Sales are recorded net of provisions for customer pricing allowances.

i. Research and Development Expenses

     Company-sponsored research and development (R&D) expenses were $16 million in 2003, $17 million in 2002 and $24 million in 2001. Included in these amounts are R&D expenses of $9 million in 2003, $12 million in 2002 and $8 million in 2001, which are included in Income (Loss) from Discontinued Operations. In addition, included in the 2001 amounts are R&D expenses of $4 million related to the Electronics and Information Systems (EIS) business, sold to Northrop Grumman (Northrop) in October 2001 (see Note

9). Company-sponsored R&D expenses include the costs of technical activities that are useful in developing new products, services, processes or techniques, as well as expenses for technical activities that may significantly improve existing products or processes.

     Customer-sponsored R&D expenditures, which are funded under government contracts, totaled $92 million in 2003, $99 million in 2002 and $215 million in 2001. Included in these amounts were R&D expenses related to the EIS business of $146 million in 2001.

j. Environmental Remediation Costs

     The Company accounts for identified or potential environmental remediation liabilities in accordance with the AICPA’s Statement of Position 96-1 (SOP 96-1), Environmental Remediation Liabilities and Security and Exchange Commission (SEC) Staff Accounting Bulletin No. 92, Accounting and Disclosures Relating to Loss Contingencies. Under this guidance, the Company expenses, on a current basis, recurring costs associated with managing hazardous substances and pollution in ongoing operations. The Company accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred, and its proportionate share of the amount can be reasonably estimated. In most cases only a range of reasonably possible costs can be estimated. In establishing the Company’s reserves, the most probable estimated amount is used when determinable, and the minimum amount is used when no single amount in the range is more probable. The Company’s environmental reserves include the costs of completing remedial investigation and feasibility studies, remedial and corrective actions, regulatory oversight costs, the cost of operation and maintenance of the remedial action plan, and employee compensation costs for employees who are expected to devote a significant amount of time to remediation efforts. Measurement of environmental reserves is based on the evaluation of currently available information with respect to each individual environmental site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. Such estimates are based on the expected costs of investigation and remediation and the likelihood that other potentially responsible parties will be able to fulfill their commitments at sites where the Company may be jointly or severally liable. The Company recognizes amounts recoverable from insurance carriers, the U.S. government or other third parties, when the collection of such amounts is probable. Pursuant to U.S. government agreements or regulations, the Company can recover a substantial portion of its environmental costs for its Aerospace and Defense segment through the establishment of prices of the Company’s products and services sold to the U.S. government. The ability of the Company to continue recovering these costs from the U.S. government depends on Aerojet’s sustained business volume under U.S. government contracts and programs. See also Notes 11(b) and 11(c).

k. Stock-Based Compensation

     The Company applies the provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related interpretations to account for awards of stock-based compensation granted to employees.

l. Derivative Financial Instruments

     During 2003, the Company entered into three foreign currency forward contracts, totaling 22 million Euro, which all expired during 2003. Forward contracts are marked-to-market each quarter and the unrealized gains or losses are included in other income and expense. Foreign currency transaction gains totaled $4 million, $1 million, and $11 million in 2003, 2002 and 2001, respectively, including gains and losses on foreign currency forward and option contracts. The Company’s foreign currency transaction and forward contracts are primarily associated with the Company’s GDX business, which was classified as discontinued operations (see Note 15).

     The Company entered into interest rate swap agreements effective January 10, 2003 on $100 million of its variable rate term loan debt for a two-year period. Under the swap agreements, the Company makes payments based on a fixed rate of 6.02 percent and receives a London InterBank Offered Rate (LIBOR) based variable rate (4.94 percent as of November 30, 2003). The interest rate swaps are accounted for as cash flow hedges pursuant to SFAS No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, and there was no material ineffectiveness recognized in earnings in 2003. As of November 30, 2003, the fair value of these swaps was a liability of $1 million included in other noncurrent liabilities with an offsetting amount recorded as an unrealized loss in other comprehensive income.

m. Related-Party Transactions

     One of the Company’s discontinued operations, the Fine Chemicals business, incurred expenses for services performed by NextPharma Technologies USA Inc. (NextPharma) on behalf of the Fine Chemicals business. These expenses were not material in 2003 and 2002 and totaled $5 million in 2001. These charges are included as a component of discontinued operations. These services included sales and marketing efforts, customer interface and other related activities. From June 2000 through December 2001, NextPharma held a minority ownership interest in the Fine Chemicals business, and GenCorp held a minority ownership interest in NextPharma’s parent company (see Note 9). In December 2001, the Company relinquished its interest in NextPharma and reacquired total ownership of the Fine Chemicals business.

n. Vendor Rebates

     One of the Company’s discontinued operations, the GDX business, receives rebates from suppliers based on achieving contractual purchase commitments or other performance measures. Estimated rebates from vendors are included as a reduction in cost of products sold in the period in which the rebate is earned.

2. Earnings Per Share

     A reconciliation of the numerator and denominator used to calculate basic and diluted earnings per share of common stock (EPS) is presented in the following table:

	Year ended November 30,
	2003	2002	2001
	(dollars in millions, except per
	share amounts; shares in thousands)
Numerator for Basic and Diluted EPS
Income from continuing operations	$12	$15	$168
Income (loss) from discontinued operations, net of tax	10	15	(40)

Net Income available to common shareholders	$22	$30	$128

Denominator for Basic EPS
Weighted average shares of common stock outstanding	43,347	42,830	42,228

Denominator for Diluted EPS
Weighted average shares of common stock outstanding	43,347	42,830	42,228
Employee stock options	59	303	332
Other	2	—	23

	43,408	43,133	42,583

Basic:
Income per basic share from continuing operations	$0.26	$0.36	$3.98
Income (loss) per basic share from discontinued operations	$0.24	$0.35	$(0.95)

Net Income per share— Basic	$0.50	$0.71	$3.03

Diluted:
Income per diluted share from continuing operations	$0.26	$0.35	$3.94
Income (loss) per diluted share from discontinued operations	$0.24	$0.35	$(0.94)

Net Income per share — Diluted	$0.50	$0.70	$3.00

     The effect of the conversion of the Company’s $150 million convertible subordinated notes, issued in April 2002, into common stock was not included in the computation of diluted earnings per share for the year ended November 30, 2003 and 2002 because the effect would be antidilutive. These notes are convertible at an initial conversion rate of 54.29 shares per $1,000 principal amount outstanding. Potentially dilutive securities that are not included in the diluted EPS calculation because they would be antidilutive are employee stock options of 2,693,000 as of November 30, 2003, 825,000 as of November 30, 2002 and 917,000 as of November 30, 2001.

     As permitted by Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation and Statement of Financial Accounting Standards No. 148 (SFAS 148), Accounting for Stock-Based Compensation — Transition and Disclosure, the Company applies the existing accounting rules under APB Opinion No. 25, Accounting for Stock Issued to Employees, which provides that no compensation expense is charged for options granted at an exercise price equal to the market value of the underlying common stock on the date of grant. Had compensation expense for the Company’s stock option plans been determined based upon the fair value at the grant date for awards under these plans using market-based option valuation models, net income and the effect on net income per share would have been as follows:

	Year ended November 30,
	2003	2002	2001
	(dollars in millions, except
	per share amounts)
Net income, as reported	$22	$30	$128
Add: Stock based compensation expense reported, net of related tax effects	1	1	1
Deduct: Stock based compensation expense determined under fair value based method for all awards, net of related tax effects	(2)	(2)	(2)

Net income, pro forma	$21	$29	$127

As reported
Basic	$0.50	$0.71	$3.03

Diluted	$0.50	$0.70	$3.00

Pro forma
Basic	$0.48	$0.69	$3.00

Diluted	$0.48	$0.68	$2.97

     Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the input assumptions can materially affect the fair value estimate, it is the Company’s opinion that the existing models do not necessarily provide a reliable single measure of the fair value of the employee stock options.

     The fair value of stock options was estimated at the date of grant using a Black-Scholes stock option pricing model with the following weighted-average assumptions: risk free interest rates of 3.3 percent for 2003, 3.1 percent for 2002 and 3.5 percent for 2001; dividend yield of 1.5 percent for 2003 and 1.0 percent for 2002 and 2001; volatility factor of the expected market price of the Company’s Common Stock of 0.44 for 2003, 0.47 for 2002 and 0.39 for 2001; and a weighted-average expected life of the options of five years for 2003, 2002 and 2001. Discontinued operations earnings (loss) per share would not have changed as a result of stock based compensation expense.

3. Inventories

	As of
	November 30,
	2003	2002
	(dollars in millions)
Long-term contracts at average cost	$196	$164
Raw materials and supplies	7	7
Progress payments	(61)	(56)

Inventories, net	$142	$115

     Inventories applicable to government contracts, related to the Company’s Aerospace and Defense segment, include general and administrative costs. The total of such costs incurred in 2003 and 2002 was $42 million and $50 million, respectively, and the cumulative amount of general and administrative costs in inventory is estimated to be $32 million and $24 million at November 30, 2003 and 2002, respectively.

     In 2001, Aerojet recorded an inventory write-down of $46 million in cost of products sold related to its participation as a propulsion supplier to a commercial launch vehicle program and also recorded a $2 million accrual for outstanding obligations connected with this effort. Aerojet’s inventory consists of program unique rocket engines and propulsion systems primarily intended for use in a commercial reusable launch vehicle. The inventory write-down reflects the inability of a commercial customer to secure additional funding, no alternative purchasers willing to acquire inventory held by Aerojet and no market value.

4. Income Taxes

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. The Company files a consolidated federal income tax return with its wholly-owned subsidiaries.

     The components of the Company’s income tax (benefit) provision from continuing operations are as follows:

	As of
	November 30,
	2003	2002	2001
	(Dollars in millions)
Current
United States federal	$9	$(8)	$11
State and local	3	(5)	(11)

	12	(13)	—
Deferred
United States federal	(12)	9	55
State and local	(1)	8	27

	(13)	17	82

Income tax (benefit) provision	$(1)	$4	$82

     A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate on book earnings from continuing operations is as follows:

	Year ended
	November 30,
	2003	2002	2001
Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	5.3	8.2	4.5
Tax settlements and reserve adjustments, including interest	(50.1)	(21.5)	(5.4)
Benefit of charitable gift	—	(3.2)	—
Other, net	0.7	2.6	(1.3)

Effective income tax rate	(9.1)%	21.1%	32.8%

     The Company reduced its 2003 income tax expense from continuing operations by $5 million for domestic, federal and state income tax settlements for 1994 through 2001. The Company is under routine examinations by domestic and foreign tax authorities. While it is difficult to predict the outcome or timing of a particular tax matter, the Company believes it has adequately provided for any reasonable foreseeable outcome related to these matters, and it does not anticipate any material earnings impact from their ultimate resolutions.

     The Company reduced its 2002 income tax expense for continuing operations by $1 million for the tax benefit of a charitable gift of land to the County of Muskegon in Michigan and by $4 million due to tax reserve adjustments.

     The Company reduced its 2001 income tax expense by $13 million due to the receipt of state income tax settlements.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows:

	As of
	November 30,
	2003	2002
	(Dollars in
	millions)
Deferred Tax Assets
Accrued estimated costs	$67	$58
Tax credit carry-forwards	2	—
Depreciation	19	1
Other postretirement and employee benefits	70	77
Other	—	4

Total deferred tax assets	158	140

	As of
	November 30,
	2003	2002
	(Dollars in
	millions)
Deferred Tax Liabilities
Pensions	125	130
Other	6	—

Total deferred tax liabilities	131	130

Total net deferred tax assets	27	10
Less: current deferred tax assets/(liabilities)	(1)	(10)

Noncurrent deferred tax assets	$28	$20

     The Company has worldwide tax basis net operating loss carry-forwards attributable to discontinued operations totaling $328 million, the majority of which are related to state operations, which expire beginning in 2004. The remaining portion relates to foreign operations, most of which have indefinite carry-forward periods. The valuation allowance relates primarily to state net operating losses and increased by $6 million in 2003, $3 million in 2002 and $2 million in 2001. Included in the deferred tax assets is a foreign tax credit carry-forward of $4 million, which expires beginning in 2005; and a research tax credit carry-forward of $2 million, which expires beginning in 2011. As of November 30, 2003, the Company had a California Manufacturing Investment Credit of $2 million from continuing operations which will expire in 2008 if not utilized. The Company does not provide deferred taxes on unremitted foreign earnings as it is the Company’s intention to reinvest these earnings indefinitely, or to repatriate the earnings only when it is tax efficient to do so. Cumulative estimated unremitted earnings of foreign subsidiaries were $110 million as of November 30, 2003. Cash paid during the year for income taxes of both continued and discontinued operations was $8 million in 2003, $14 million in 2002, and $15 million in 2001.

5. Property, Plant and Equipment

	As of
	November 30,
	2003	2002
	(Dollars in millions)
Land	$29	$24
Buildings and improvements	119	114
Machinery and equipment	327	277
Construction-in-progress	11	11

	486	426
Less: accumulated depreciation.	(338)	(324)

Property and equipment, net	$148	$102

     Depreciation expense for 2003, 2002 and 2001 was $21 million, $16 million and $29 million, respectively.

6. Other Noncurrent Assets

	As of
	November 30,
	2003	2002
	(Dollars in
	millions)
Intangible assets	$30	$13
Note receivable	20	20
Deferred financing costs	20	19
Real estate held for development and leasing	19	20
Other	31	23

Other noncurrent assets	$120	$95

     In November 2001, the Company completed the sale of approximately 1,100 acres of property in Sacramento County, California for $28 million. The consideration included cash of approximately $7 million and a promissory note for the remainder of the sales price. The five-year promissory note bears interest that is payable quarterly and includes annual minimum principal payments of $550,000. The $23 million gain resulting from the sale of the land is included in the activity for the Real Estate segment.

     The Company amortizes deferred financing costs over the term of the related debt. Amortization of financing costs was $5 million, $4 million, and $3 million in 2003, 2002 and 2001, respectively.

7. Other Current Liabilities

	As of
	November 30,
	2003	2002
	(Dollars in
	millions)
Accrued goods and services	$25	$5
Contract loss provisions	14	19
Advanced payments on contracts	14	6
Accrued compensation and employee benefits.	34	21
Postretirement benefits, other than pension	26	27
Interest payable	7	3
Other	44	47

Other current liabilities	$164	$128

8. Long-Term Debt and Credit Facility

	As of
	November 30,
	2003	2002
	(dollars in
	Millions)
Revolving Credit Facility, bearing interest at various rates (average rate of 3.9 percent as of November 30, 2003), expires December 2005	$30	$45
Term Loan A, bearing interest at various rates (3.9 percent as of November 30, 2003), payable in quarterly installments of approximately $5 million plus interest through December 2004 and then four quarterly installments of approximately $7 million plus interest through December 2005, with the 2004 quarterly installments prepaid in January 2004, as discussed in Note 19	52	71
Term Loan B, bearing interest at various rates (average rate of 5.92 percent as of November 30, 2003), payable in quarterly installments of approximately $300,000 plus interest through December 2005 and then four quarterly installments of approximately $8 million plus interest through December 2006, final payment of approximately $79 million due in March 2007	114	115
Senior Subordinated Notes, bearing interest at 9.50 percent per annum, interest payments due in February and August, maturing in August 2013	150	—
Convertible Subordinated Notes, bearing interest at 5.75 percent per annum, interest payments due in April and October, maturing in April 2007	150	150
Foreign Credit Facilities and Other	42	6

Total debt	538	387
Less: Amounts due within one year	(52)	(22)

Long-term debt	$486	$365

     As of November 30, 2003, the Company’s debt maturities are summarized as follows (in millions):

2004	$52
2005	33
2006	62
2007	239
2008	—
Thereafter	152

Total	$538

     The estimated fair value of the Company’s long-term debt was $536 million as of November 30, 2003 compared to a carrying value of $538 million. The fair value of the 5.75% Notes and 9.50% Notes were determined based on quoted market prices as of November 28, 2003. The fair value of the remaining long-term debt was determined to approximate carrying value as the interest rates are generally variable based on market interest rates and reflect current market rates available to the Company.

     Cash paid for interest was $24 million, $15 million and $34 million in 2003, 2002 and 2001, respectively.

a. Revolving Credit Facility and Term Loans

     In December 2000, the Company entered into a $500 million senior credit facility (Credit Facility) to finance the acquisition of the Draftex business and to refinance a former credit facility. The Credit Facility consisted of a $150 million revolving credit facility (Revolver) maturing in December 2005, a $150 million five-year Term Loan A maturing in December 2005; and a $200 million six-year Term Loan B maturing in December 2006. Once repaid, term loans under the Credit Facility may not be reborrowed. In August 2001, the Company executed an amendment to the Credit Facility which transferred $13 million of the Revolver and $52 million of Term Loan A to Term Loan B and permanently reduced the commitments available under the Revolver from $150 million to $137 million. On October 19, 2001, the Company repaid the entire outstanding balance of Term Loan B of $264 million with proceeds from the sale of Aerojet’s EIS business (see Note 9).

     On February 28, 2002, the Company amended the Credit Facility to provide an additional $25 million term loan (Term Loan C). On April 5, 2002, the Company repaid the entire outstanding balance of $25 million with a portion of the net proceeds from the offering of the outstanding 5.75% Convertible Subordinated Notes discussed below. The Company does not have the ability to re-borrow these funds.

     On October 2, 2002, the Company amended and restated the Credit Facility (Restated Credit Facility) to provide for a new Term Loan B in the amount of $115 million maturing in April 2007. Proceeds of the Term Loan B were used to finance the acquisition of the Redmond, Washington operations discussed in Note 9 and to repay revolving loans outstanding under the Restated Credit Facility. The maturity of Term Loan B may be extended to June 2009 if the 5.75% Convertible Subordinated Notes discussed below are repaid or otherwise redeemed.

     As of November 30, 2003, the borrowing limit under the Revolver was $137 million of which the Company had outstanding borrowings of $30 million. The Company also had outstanding letters of credit of $55 million, primarily securing environmental and insurance obligations, and availability of $52 million.

     The Company pays a commitment fee between 0.375 percent and 0.50 percent (based on the most recent leverage ratio) on the unused balance of the Revolver. Borrowings under the Restated Credit Facility bear interest at the borrower’s option, at various rates of interest, based on an adjusted base rate (defined as the prime lending rate or federal funds rate plus 0.50 percent) or Eurocurrency rate plus, in each case, an incremental margin. For the Revolver and Term Loan A borrowings, the incremental margin is based on the most recent leverage ratio. For base rate loans, the margin ranges between 0.75 percent and 2.00 percent, and for the Eurocurrency loans, the margin ranges between 1.75 percent and 3.00 percent. For Term Loan B borrowings the margins for base rate loans and Eurocurrency rate loans are 2.75 percent and 3.75 percent, respectively.

     The Company’s obligations under the Restated Credit Facility are secured by substantially all of the capital stock of its material domestic subsidiaries and 65 percent of the stock of certain of its foreign subsidiaries, to the extent owned by the Company and its subsidiaries, and by substantially all of the material domestic subsidiaries tangible and intangible personal property. The Restated Credit Facility contains certain restrictive covenants that require the Company to meet specific financial ratios and also subjects the Company and its subsidiaries to restrictions on capital expenditures, the ability to incur additional debt, the disposition of assets including real estate, and prohibits certain other types of transactions. The Restated Credit Facility permits dividend payments as long as there is no event of default. The Restated Credit Facility’s four financial covenants are: an interest coverage ratio, a leverage ratio, a fixed charge coverage ratio and a consolidated net worth test, all as defined in the Restated Credit Facility. As presented in the table below, the Company was in compliance with all financial covenants as of November 30, 2003:

Actual ratio or
Amount
Interest coverage ratio, not less than: 4.40 to 1.00	5.43 to 1.00
Leverage ratio, not greater than: 3.70 to 1.00	3.43 to 1.00
Fixed charges coverage ratio, not less than: 1.05 to 1.00	2.08 to 1.00
Consolidated net worth, not less than $319.4 million	$427.7 million

     On July 29, 2003, August 25, 2003, December 31, 2003, the Company entered into amendments with the lenders under the

Restated Credit Facility. The amendments, among other things permitted the issuance of the 9.50% Senior Subordinated Notes discussed below and the issuance of the 4% Contingent Convertible Notes discussed in Note 19. The amendments provided, subject to certain limitations, for the use of the net proceeds received from the sale of these notes, and excluded these net proceeds from the mandatory prepayment provisions of the Restated Credit Facility. The amendments also amended certain of the financial and other covenants contained in the Restated Credit Facility.

b. 9.50% Senior Subordinated Notes

     In August 2003, the Company issued $150 million aggregate principal amount of 9.50% Senior Subordinated Notes (9.50% Notes) due 2013 in a private placement pursuant to Rule 144A under the Securities Act of 1933. The 9.50% Notes will mature on August 15, 2013. All or any portion of the 9.50% Notes may be redeemed by the Company at any time on or after August 15, 2008 at redemption prices beginning at 104.75 percent and reducing to 100.00 percent by 2011. In addition, at any time prior to August 15, 2006, the Company may redeem up to 35 percent of the 9.50% Notes with the net offering proceeds of one or more qualified equity offerings. If the Company undergoes a change of control or sells all or substantially all of its assets, it may be required to offer to purchase the 9.50% Notes from the holders of such notes.

     The 9.50% Notes are unsecured and subordinated to all of the Company’s existing and future senior indebtedness, including borrowings under its Restated Credit Facility. However, the 9.50% Notes rank senior to the 5.75% Convertible Subordinated Notes discussed below and rank senior to the 4% Contingent Convertible Subordinated Notes (see Note 19). The 9.50% Notes are guaranteed by the Company’s material domestic subsidiaries. Each subsidiary guarantee is unsecured and subordinated to the respective subsidiary’s existing and future senior indebtedness, including guarantees of borrowings under the Restated Credit Facility. The 9.50% Notes and related guarantees are effectively subordinated to the Company’s and the subsidiary guarantors’ secured debt and to any and all debt and liabilities including trade debt of the Company’s non-guarantor subsidiaries.

     The indenture governing the 9.50% Notes limits the Company’s ability and the ability of the Company’s restricted subsidiaries, as defined in the indenture, to incur or guarantee additional indebtedness, make restricted payments, pay dividends or distributions on, or redeem or repurchase, its capital stock, make investments, issue or sell capital stock of restricted subsidiaries, create liens on assets to secure indebtedness, enter into transactions with affiliates and consolidate, merge or transfer all or substantially all of the assets of the Company. The indenture also contains customary events of default, including failure to pay principal or interest when due, cross-acceleration to other specified indebtedness, failure of any of the guarantees to be in full force and effect, failure to comply with covenants and certain events of bankruptcy, insolvency and reorganization, subject in some cases to notice and applicable grace periods.

     Issuance of the 9.50% Notes generated net proceeds of approximately $145 million. The Company used $50 million of the net proceeds to repay revolving loans under its Restated Credit Facility, and the balance of the net proceeds to finance a portion of the purchase price of the acquisition of substantially all of the assets of the propulsion business of ARC and to pay related fees and expenses.

c. 5.75% Convertible Subordinated Notes

     In April 2002, the Company issued $150 million aggregate principal amount of 5.75% Convertible Subordinated Notes (5.75% Notes). The 5.75% Notes are initially convertible into 54.29 shares of the Company’s Common Stock per $1,000 principal amount of the 5.75% Notes, implying a conversion price of $18.42 per share, at any time until the close of business on the business day immediately preceding the maturity date unless previously redeemed or repurchased. The 5.75% Notes are redeemable in whole or in part at the option of the holder upon a change of control at 100 percent of the principal amount of the 5.75% Notes to be repurchased, plus accrued and unpaid interest, if any, to the date of repurchase, and at the option of the Company at any time on or after April 22, 2005 if the closing price of the Company’s Common Stock exceeds 125 percent of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the day of the mailing of the optional redemption notice at specified redemption prices, plus accrued and unpaid interest, if any.

     The 5.75% Notes are general unsecured obligations and rank equal in right of payment to all of the Company’s other existing and future subordinated indebtedness, and rank equal in right of payment to the 4% Contingent Convertible Subordinated Notes discussed in Note 18, and junior in right of payment to all of the Company’s existing and future senior indebtedness, including all of its obligations under the Restated Credit Facilities, and all of its existing and future senior subordinated indebtedness, including the outstanding 9.50% Notes. In addition, the 5.75% Notes are effectively subordinated to any of the Company’s secured debt and to any and all debt and liabilities, including trade debt, of its subsidiaries.

     The indenture governing the 5.75% Notes limits the Company’s ability to, among other things, consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any other person unless certain conditions are satisfied. The indenture also contains customary events of default, including failure to pay principal or interest when due, cross-acceleration to other specified indebtedness, failure to deliver shares of common stock as required, failure to comply with covenants and certain events of bankruptcy, insolvency and reorganization, subject in some cases to notice and applicable grace periods.

     Issuance of the 5.75% Notes generated net proceeds of approximately $144 million. The Company used $25 million of the net proceeds to repay in full Term Loan C and $119 million to repay debt outstanding under the Credit Facility.

d. Foreign Credit Facilities and Other

     In March 2003, one of the Company’s European subsidiaries related to its discontinued operations entered into a $25 million credit facility to provide working capital for its European operations. This facility may be terminated by either party at any time upon notice. This credit facility is secured by certain assets of two of the Company’s European subsidiaries which are classified as assets of discontinued operations. This facility is also guaranteed by the Company on a senior unsecured basis. As of November 30, 2003, $25 million was outstanding under this credit facility. The Company’s foreign subsidiaries have other credit lines with additional borrowing capacity totaling $13 million. As of November 30, 2003, $27 million was outstanding under foreign credit facilities. The Company also has other bank loans and equipment financing totaling $15 million as of November 30, 2003.

e. Shelf Registration

     On June 20, 2002, the Company filed a shelf registration statement with the SEC under which the Company may, on a delayed basis, issue up to an aggregate principal amount of $300 million of debt securities, shares of common stock or preferred stock. Net proceeds, terms and pricing of offerings, if any, of securities issued under the shelf registration statement will be determined at the time of any such offering. There have been no issuances of debt securities or equity under the shelf registration statement.

9. Acquisitions and Divestitures

ARC Acquisition

     On October 17, 2003, the Company’s Aerospace and Defense segment completed the acquisition of substantially all of the assets of the propulsion business of Atlantic Research Corporation, a subsidiary of Sequa Corporation, at a purchase price of $144 million, comprised of $133 million in cash and estimated direct acquisition costs and purchase price adjustments of $11 million. This acquisition makes Aerojet a leading supplier of solid rocket motors for tactical and missile defense applications and complements Aerojet’s capabilities for air breathing and strategic systems.

     The results of operations for the six week period ended November 30, 2003, are included as part of the Company’s Aerospace and Defense segment. The table presented below summarizes the estimated fair value of ARC’s assets acquired and liabilities assumed as of the acquisition date:

October 17, 2003
(Dollars in millions)
Current assets	$53
Noncurrent assets	53
Intangible assets subject to amortization(1)
Customer related(2)	12
Process technology(3)	7
Goodwill	60

Total assets acquired	185

Current liabilities	23
Noncurrent liabilities	18

Total liabilities assumed	41

Net assets acquired	$144

(1)	25 year weighted average useful life.

(2)	27 year life on customer related intangibles.

(3)	22 year life on process technology.

     During the six week period ended November 30, 2003, the Company recorded $1 million in amortization expense related to the existing programs and process technology. The Company recorded $60 million of goodwill in its Aerospace and Defense segment and expects $30 million of goodwill to be deductible for tax purposes. As a condition to the Federal Trade Commission’s approval of the acquisition of the propulsion business from ARC, Aerojet will be divesting the former ARC in-space propulsion business operated out of facilities located in New York and the United Kingdom. As such, $6 million of assets and $2 million of liabilities at these locations are recorded as held for sale and are included in assets and liabilities of discontinued operations, respectively, as of November 30, 2003.

Redmond, Washington Operations

     In October 2002, Aerojet acquired the assets of the General Dynamics Ordnance and Tactical Systems Space Propulsion and Fire Suppression business (Redmond, Washington operations) for $93 million, including cash of $90 million and transaction costs of $5 million, net of a purchase price adjustment due back to the Company in the amount of $2 million.

EIS Sale

     Aerojet finalized the sale of its Electronics and Information Systems business (EIS) to Northrop for $315 million in cash in October 2001, subject to certain working capital adjustments as defined in the purchase agreement. In April 2002, Aerojet reached an agreement with Northrop whereby the purchase price was reduced by $6 million. The gain on the transaction, before the purchase price adjustment, was $206 million. Both of these items were recorded as unusual charges to operations. EIS contributed net sales of $398 million and contributed $30 million to the Aerospace and Defense segment performance for 2001. The results of operations for EIS are included in the Company’s Aerospace and Defense segment for all periods presented in the Consolidated Statements of Income through the sale date.

Draftex Acquisition

     In December 2000, the Company acquired Draftex at an estimated purchase price of $215 million, including cash of $209 million and direct acquisition costs of $6 million, subject to certain purchase price adjustments provided for in the acquisition agreement. In February 2002, purchase price adjustments were finalized resulting in a $10 million reduction in the purchase price. As part of the transaction, 11 manufacturing plants in Spain, France, Germany, Czech Republic, China, and the U.S. were acquired. The acquisition was accounted for under the purchase method of accounting. The allocation of purchase price included a reserve for certain anticipated exit costs, including involuntary employee terminations and associated benefits and facility closure costs of $17 million. Draftex is included as part of the GDX business, which, as discussed in Note 15, is classified as a discontinued operation.

Fine Chemicals Minority Interest Sale and Reacquisition

     In June 2000, the Company sold a 20 percent equity interest in the Fine Chemicals business to NextPharma for $25 million in cash and exchanged an additional 20 percent equity interest in the Fine Chemicals business for an approximate 35 percent equity interest in NextPharma’s parent company. As part of the agreement, the Company continued to manage, operate, and consolidate the Fine Chemicals business as the majority owner. In connection with the transaction, the Company recorded a gain on the sale of the minority interest of $5 million. In addition, the Company initially recorded a minority interest of $26 million, included in other long-term liabilities, and an investment in NextPharma’s parent company of $6 million. In December 2001, the Company reacquired the minority interest which had a carrying value of $18 million from NextPharma for $13 million and relinquished its equity interest in the parent company of NextPharma. In addition, certain agreements between the two companies were terminated. Subsequent to November 30, 2003, management committed to a plan to sell the Fine Chemicals business; accordingly, the Fine Chemicals business is included in discontinued operations (see Note 15).

10. Employee Pension and Postretirement Benefit Plans

a. Defined Benefit and Other Postretirement Benefit Plans

     The Company has a number of defined benefit pension plans that cover substantially all salaried and hourly employees in North America. Normal retirement age is 65, but certain plan provisions allow for earlier retirement. The Company’s funding policy complies with the funding requirements under applicable laws and regulations. The pension plans provide for pension benefits, the amounts of which are calculated under formulas principally based on average earnings and length of service for salaried employees and under negotiated non- wage based formulas for hourly employees. Pension plan assets are invested primarily in listed stocks and bonds.

     In addition to providing pension benefits, the Company currently provides certain healthcare and life insurance benefits (postretirement benefits) to most U.S. retired employees with varied coverage by employee groups. Aerojet employees hired after January 1, 1997 are not eligible for postretirement healthcare and life insurance benefits. All other employees hired after January 1, 1995 are not eligible for postretirement healthcare benefits. The healthcare plans generally provide for cost sharing between the Company and its retirees in the form of retiree contributions, deductibles and coinsurance. Retirees in certain other countries are provided healthcare benefits through plans sponsored by their governments. Postretirement benefit obligations are unfunded and the costs are accrued based on the date the employees become eligible for the benefits.

     The following information summarizes the balance sheet impacts of the Company’s defined benefit pension plans and other postretirement benefit plans. The plan assets, benefit obligations and the funded status of the plans are determined at the annual measurement date of August 31 for each year presented below.

			Other
	Defined Benefit		Postretirement
	Pension Plans		Benefit Plans
	Year Ended November 30,
	2003	2002	2003	2002
	(Dollars in millions)
Change in fair value of plan assets:
Fair value — beginning of year	$1,589	$1,838	$—	$—
Actual return on plan assets	159	(98)	—	—
Currency translation	—	—	—	—
Effect of EIS sale(1)	—	(1)	—	—
Employer contributions	1	(19)	25	29
Benefits paid	(125)	(131)	(25)	(29)

Fair Value — end of year	$1,624	$1,589	$—	$—

Change in benefit obligation:
Benefit obligation — beginning of year	$1,510	$1,583	$181	$194
Service cost	13	10	1	1
Interest cost	109	116	12	13
Amendments	6	1	—	—
Acquisition(2)	9	—	—	—
Actuarial (gain) loss	81	(68)	12	3
Benefits paid	(125)	(132)	(25)	(29)

Benefit Obligation — end of year(3)	$1,603	$1,510	$181	$182

Funded status of the plans	$21	$79	$(188)	$(187)
Unrecognized actuarial loss	281	224	13	—
Unrecognized prior service cost	8	7	(12)	(16)
Unrecognized transition amount	(2)	(3)	—	—
Minimum funding liability	—	—	—	—
Employer contributions/benefit payments August 31 through November 30	1	—	6	7
Discontinued Operations	—	—	7	5

Net Asset (Liability) Recognized in the Consolidated Balance Sheets(4)	$309	$307	$(174)	$(191)

(1)	As discussed in Note 9, the Company sold its EIS business in 2001.

(2)	As discussed in Note 9, the Company acquired the propulsion business of ARC in October 2003.

(3)	Pension amounts include $22 million in 2003 and $19 million in 2002 for unfunded plans.

(4)	Pension amounts include $22 million in 2003 and $20 million in 2002 for unfunded plans.

     As of the August 31 measurement date, the accumulated benefit obligation for the defined benefit pension plans was $1.6 billion and $1.5 billion for 2003 and 2002, respectively.

     Components of the amounts recognized in the Company’s Consolidated Balance Sheets:

			Other
	Defined Benefit		Postretirement
	Pension Plans		Benefit Plans
	As of November 30,
	2003	2002	2003	2002
	(Dollars in millions)
Prepaid benefit cost	$314	$311	$—	$—
Other current liabilities	(2)	—	(26)	(27)
Long-term liabilities	(3)	(4)	(148)	(164)
Intangible assets	1	—	—	—
Accumulated other comprehensive loss	3	4	—	—
Minimum funding liability	(4)	(4)	—	—

Net Asset (Liability) Recognized in the Consolidated Balance Sheets	$309	$307	$(174)	$(191)

     The Company used the following assumptions, calculated based on a weighted-average, to measure the benefit obligations and to compute the expected long-term return on assets for the Company’s employee pension and postretirement benefit plans:

			Other
	Defined Benefit		Postretirement
	Pension Plans		Benefit Plans
	2003	2002	2003	2002
Discount rate	6.50%	7.25%	6.25%	7.00%
Expected long-term rate of return on plan assets	8.75%	8.75%	*	*
Rate of compensation increase	4.50%	4.50%	*	*
Initial healthcare trend rate	*	*	11.60%	12.00%
Ultimate healthcare trend rate	*	*	5.10%	6.00%
Year ultimate rate attained	*	*	2014	2013

*	Not applicable.

     Certain actuarial assumptions, such as the assumed healthcare cost trend rates, the assumed discount rate and the long-term rate of return, have a significant effect on the amounts reported for the periodic cost of pension benefits and postretirement benefits, as well as the respective benefit obligation amounts. The Company reviews external data and its own historical trends for healthcare costs to determine the healthcare cost trend rates for the postretirement benefit plans. For 2003 postretirement benefit obligations, the Company assumed an 11.6 percent annual rate of increase in the per capita cost of covered healthcare claims with the rate decreasing over 11 years until reaching 5.1 percent. The assumed discount rate represents the market rate for high-quality fixed income investments based on the expected benefit payments for the pension and postretirement benefit plans. For 2003 pension benefit obligations, the discount rate was reduced to 6.50 percent and for postretirement benefit obligations the discount rate was reduced to 6.25 percent to reflect market interest rate conditions. The long-term rate of return for plan assets is based on current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. The Company assumed an expected return on plan assets of 8.75 percent for 2003 benefit obligations, consistent with 2002.

     A one percentage point increase in the assumed trend rate for healthcare costs would have increased the postretirement accumulated benefit obligation for continuing and discontinuing operations by $6 million recorded as of November 30, 2003 and the effect on the service and interest cost components of expense for 2003 would not have been significant. A one percentage point decrease in the assumed trend rate for healthcare costs would have decreased the postretirement accumulated benefit obligation for continuing and discontinued operations by $5 million recorded as of November 30, 2003 and the effect on the service and interest cost components of expense for 2003 would not have been significant.

     The Company’s U.S. pension plans remain overfunded and the Company does not expect to make any net cash contributions in 2004.

     Total periodic cost for pension benefits and other postretirement benefits:

	Defined Benefit			Other Postretirement
	Pension Plans			Benefit Plans
	Year ended November 30,
	2003	2002	2001	2003	2002	2001
	(dollars in millions)
Service cost for benefits earned during the year	$10	$7	$12	$1	$1	$1
Interest cost on benefit obligation	106	113	132	12	13	14
Assumed return on plan assets(1)	(139)	(155)	(181)	—	—	—
Amortization of unrecognized amounts	13	(12)	(40)	(4)	(5)	(9)
Special events(2)	—	—	62	—	—	2
Curtailment effects	—	—	(5)	—	—	(23)

Net periodic benefit (income) cost	$(10)	$(47)	$(20)	$9	$9	$(15)

(1)	Actual returns on for continuing and discontinued operations plan assets were a gain of $161 million in 2003, a loss of $98 million in 2002 and a loss of $164 million in 2001.

(2)	Includes special termination benefits totaling $10 million in 2001 related to the corporate headquarters restructuring program.

     The market-related value of plan assets is smoothed over a three-year period to determine the expected return-on-assets component of annual net pension costs. This methodology results in a calculated market-related value of plan assets that is close to current value, while still mitigating the effects of short-term market fluctuations. Unrecognized gains and losses are primarily a result of the disparity between actual and expected investment returns on pension plan assets and changes in the discount rate used to calculate the discounted cash flows for both pension and postretirement benefit costs. These unrecognized gains and losses are amortized over a five year period.

b. Defined Contribution Pension Plans

     The Company sponsors a number of defined contribution pension plans. Participation in these plans is available to substantially all U.S. employees. Company contributions to these plans generally are based on a percentage of employee contributions. The cost of these plans for both continuing and discontinued operations was $7 million in 2003, $7 million in 2002 and $9 million in 2001. The Company’s contribution to the plans is invested entirely in the GenCorp Stock Fund, and may be funded with cash or shares of GenCorp common stock. Beginning in 2004, most participants will be allowed to diversify their investments in GenCorp stock to other investment alternatives offered in the Plans.

c. Postemployment Benefits

     The Company provides certain postemployment benefits to its employees. Such benefits include disability-related and workers’ compensation benefits and severance payments for certain employees. The Company accrues for the cost of such benefit expenses once an appropriate triggering event has occurred.

11. Commitments and Contingencies

a. Lease Commitments

     The Company and its subsidiaries lease certain facilities, machinery and equipment and office buildings under long-term, non-cancelable operating leases. The leases generally provide for renewal options ranging from five to fifteen years and require the Company to pay for utilities, insurance, taxes and maintenance. Rent expense was $3 million in 2003, $3 million in 2002 and $2 million in 2001. The Company also leases certain surplus facilities to third parties. The Company recorded lease revenue of $6 million in 2003, 2002 and 2001 related to these arrangements which have been included in net sales. The future minimum rental commitments under all non-cancelable operating leases and lease revenue in effect as of November 30, 2003 were as follows:

	Future Minimum	Lease
	Rental Commitments	Revenue
	(dollars in millions)
2004	$5	$4
2005	5	5
2006	3	5
2007	1	4
2008	—	1
Thereafter	—	—

	$14	$19

     The Company has cumulative minimum operating lease commitments of $53 million for discontinued operations as of November 30, 2003.

b. Legal proceedings

     From time to time, GenCorp and its subsidiaries are subject to legal proceedings, including litigation in federal and state courts, which arise out of, and are incidental to, the ordinary course of business. The Company is also subject to governmental investigations by state and federal agencies. While the Company cannot predict the outcome of such proceedings with any degree of certainty, the potential liabilities that may result could have a material adverse effect on its financial position or the results of operations.

Groundwater Cases

     Along with other industrial Potentially Responsible Parties (PRPs) and area water purveyors, Aerojet was sued in three cases by approximately 500 individual plaintiffs residing in the vicinity of Aerojet’s facilities near Sacramento, California (the Sacramento cases). The Sacramento Court, through the initial pleading stage has reduced the amount of the plaintiffs in the Sacramento cases to approximately 300. Aerojet was sued in 14 cases by approximately 1,100 individual plaintiffs residing in the vicinity of Aerojet’s former facility in Azusa, California (the San Gabriel Valley cases). In the San Gabriel Valley cases, the number of plaintiffs has been reduced to approximately 500. The individual plaintiffs in each of the Sacramento cases and the San Gabriel Valley cases generally seek damages for illness (in some cases death) and economic injury allegedly caused by their ingestion of groundwater contaminated or served by defendants, without specifying actual damages. Aerojet and other industrial defendants involved in the cases are required to carry on certain investigations by order of the U.S. Environmental Protection Agency (EPA) under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and the Resource Conservation and Recovery Act (RCRA).

     The San Gabriel Valley cases, coordinated for trial in Los Angeles, California, are proceeding under two master complaints and pretrial discovery is in process. The trial court has ruled that regulated water entity defendants will only be held accountable based on quantitative or numerical standards such as “maximum contaminant levels” (MCL) or “action levels.” The trial court also ruled that a single exceedance of a numerical standard does not constitute a violation. Rather, a violation requires a “failure to comply with the regulatory scheme, and not merely by exceedances of the MCL.” Thus, an exceedance of an action level, by itself, does not give rise to a cause of action. Plaintiffs have sought to overturn these rulings, but a final determination has not yet been made. The next step in these cases will be proceedings regarding whether any of the Public Utility Commission regulated water entity defendants served water in violation of the state and federal standards. If it is determined that the regulated water purveyors served water not in violation of drinking water standards, the regulated water purveyor defendants will be dismissed from the litigation, potentially leaving the Company and other industrial defendants that are not regulated water purveyors as the remaining party-defendants to assert their defenses. At present, approximately 162 of the remaining approximately 500 San Gabriel Valley plaintiffs are subject to early trial — most likely in 2005. Aerojet has notified its insurers, retained outside counsel and is vigorously defending the actions.

     The long-standing stay in the Sacramento cases has been lifted and discovery will commence in earnest in 2004. Trial has been set for April 2005. Aerojet has retained outside counsel and is vigorously defending these actions.

McDonnell Douglas Environmental Remediation Cost Recovery Dispute

     Aerojet and McDonnell Douglas Corporation (MDC), an operating unit of The Boeing Company, are engaged in a dispute in the U.S. District Court for the Eastern District of California regarding the final allocation of liability for the environmental contamination of the Inactive Rancho Cordova Test Site (IRCTS). In 1961, IRCTS was transferred by Aerojet to a predecessor of MDC and was subsequently reacquired by Aerojet in 1984. An initial federal lawsuit filed by Aerojet against MDC in 1994 was settled in 1999 (1999 Settlement Agreement). Pursuant to the 1999 Settlement Agreement, Aerojet agreed to participate with MDC in the interim funding of certain remediation efforts at IRCTS, subject to a final cost allocation.

     In 2001, a disagreement between Aerojet and MDC arose regarding the interpretation of the 1999 Settlement Agreement. In December 2001, MDC filed a second lawsuit in federal court alleging that Aerojet breached the 1999 Settlement Agreement, McDonnell Douglas Corporation v. Aerojet-General Corporation, Case No. CIV-01-2245, U.S. District Court, E.D. CA. Under that lawsuit, MDC sought to have Aerojet bear a 50 percent interim share (rather than the 10 percent interim share accepted by Aerojet) of the costs of investigating and remediating offsite perchlorate groundwater contamination, allegedly associated with activities on IRCTS.

     In November 2002, Aerojet and MDC entered into discussions to settle the second lawsuit by renegotiating the temporary allocation of certain costs associated with the environmental contamination at IRCTS. The parties reached an agreement in principle to settle the allocation dispute relating to costs associated with the environmental contamination at IRCTS. However, a formal and complete written agreement resolving the dispute has not yet been completed.

Air Pollution Toxic Tort Cases

     Aerojet and several other defendants have been sued by private homeowners residing in the vicinity of Chino and Chino Hills, California. The cases have been consolidated and are pending in the U.S. District Court for the Central District of California — Baier, et al. v. Aerojet-General Corporation, et al., Case No. EDCV 00 618VAP (RNBx) CA; Kerr, et al. v. Aerojet-General Corporation, Case No. EDCV 01-19VAP (SGLx); and Taylor, et al. v. Aerojet-General Corporation, et al., Case No. EDCV 01-106 VAP (RNBx). Plaintiffs generally allege that defendants released hazardous chemicals into the air at their manufacturing facilities, which allegedly caused illness, death, and economic injury. Various motions have reduced the number of plaintiffs from 80 to 49. Discovery is proceeding in the cases. Trial is likely to be scheduled for 2005. Aerojet has notified its insurers and is vigorously defending the actions.

Water Entity Cases

     In October 1999 Aerojet was sued by American States Water Company (ASWC), a local water purveyor, for damages, including unspecified past costs, future damages and replacement water for contaminated drinking water wells near Aerojet’s Sacramento site’s manufacturing facility. American States Water Company, et al. v. Aerojet-General Corporation, et al., Case No. 99AS05949, Sacramento County Superior Court. Weeks before the scheduled trial, Aerojet and ASWC initiated mediation to resolve the dispute. As a result, Aerojet and ASWC have entered into a Memorandum of Understanding (MOU) to settle this matter. The settlement agreement has not yet been finalized, but the trial court has ruled that the MOU is binding. The trial date was vacated. Any disputes arising in subsequent negotiations with respect to the settlement agreement are to be resolved by arbitration subject to the continuing jurisdiction of the trial court for enforcement or ancillary purposes.

     Aerojet’s recent agreement with the Sacramento County Water Agency (the County) in which Aerojet agreed to transfer all of its remediated groundwater to the County is anticipated to satisfy Aerojet’s water replacement obligations in eastern Sacramento County. Subject to various provisions of the County agreement, including approval under California Environmental Quality Act, the County will assume Aerojet’s responsibility for providing replacement water to ASWC and other impacted water purveyors up to the amount of remediated water Aerojet transfers to the County. Aerojet has also agreed to pay the County approximately $13 million over several years toward the cost of constructing a replacement water supply project. If the amount of Aerojet’s transferred water is in excess of the replacement water provided to the impacted water purveyors, the County has committed to make such water available for the development of Aerojet’s land in an amount equal to the excess.

     In October 2002, Aerojet, along with approximately 65 other individual and corporate defendants, was served with four civil suits filed in the U.S. District Court for the Central District of California that seek recovery of costs allegedly incurred in response to the contamination present at the South El Monte Operable Unit (SEMOU) of the San Gabriel Valley Superfund site. The cases are denominated as follows: The City of Monterey Park v. Aerojet-General Corporation, et al., (CV-02-5909 ABC (RCx)); San Gabriel Basin Water Quality Authority v. Aerojet-General Corporation, et al., (CV-02-4565 ABC (RCx)); San Gabriel Valley Water Company v. Aerojet-General Corporation, et al., (CV-02-6346 ABC (RCx)) and Southern California Water Company v. Aerojet-General Corporation, et al., (CV-02-6340 ABC (RCx)). The cases have been coordinated for ease of administration by the court. The plaintiffs’ claims are based upon allegations of discharges from a former site in the El Monte area, as more fully discussed below under the headings “San Gabriel Valley Basin, California — South El Monte Operable Unit.” Aerojet is vigorously defending the actions as its investigations do not identify a credible connection between the contaminants identified by the water entities in the SEMOU and those detected at Aerojet’s former facility located in El Monte, California, near the SEMOU (East Flair Drive site). Aerojet has notified its insurers of these claims. Discovery is ongoing and a trial is likely to be scheduled for early 2005. The EPA has retained the services of a professional mediator to assist the recipients of its Unilateral Administrative Order (UAO) for groundwater investigation and remediation to form a group and negotiate with the EPA and the water entities. The cost estimates to implement projects under the UAO prepared by EPA and the water entities range from $77 million to $127 million.

Wotus, et al. v. GenCorp Inc. and OMNOVA Solutions Inc.

     In October 2000, a group of hourly retirees filed a federal lawsuit against GenCorp and OMNOVA Solutions Inc. (OMNOVA) disputing certain retiree medical benefits. Wotus, et al. v. GenCorp Inc., et al., U.S.D.C., N.D. OH (Cleveland, OH), Case No. 5:00-CV-2604. The retirees seek rescission of the then current Hourly Retiree Medical Plan established in the Spring of 1994, and the reinstatement of the prior plan terms. The crux of the dispute relates to union and GenCorp negotiated modifications to retiree benefits that, in exchange for other consideration, now require retirees to make benefit contributions as a result of caps on Company-paid retiree medical costs implemented in late 1993. A retiree’s failure to pay contributions results in a termination of benefits.

     The plaintiffs consist of four hourly retirees from the Jeannette, Pennsylvania facility of OMNOVA, the company spun-off from GenCorp on October 1, 1999, two hourly retirees from OMNOVA’s former Newcomerstown, Ohio facility, and three hourly retirees from GenCorp’s former tire plants in Akron, Ohio; Mayfield, Kentucky; and Waco, Texas. The plaintiffs sought class certification seeking to represent all eligible hourly retirees formerly represented by the unions URW or USWA. The unions, however, are not party to the suit and have agreed not to support such litigation pursuant to an agreement negotiated with GenCorp. In December 2003, the trial court denied plaintiffs’ motion for class action certification. The plaintiffs have filed a motion asking the trial court to reconsider its order denying class certification. That motion was denied by the court. GenCorp prevailed in similar litigation filed in 1995 involving salaried employees and arising at its Wabash, Indiana location. Divine, et al. v. GenCorp Inc., U.S.D.C., N.D. IN (South Bend, IN), Case No. 96-CV-0394-AS. Extensive discovery occurred in this case throughout most of 2003. GenCorp has given notice to its insurance carriers and is vigorously defending these claims. A trial in the Ohio federal court is not expected until sometime after the summer in 2005.

     OMNOVA has requested defense and indemnification from GenCorp regarding this matter. GenCorp has denied this request and the party-defendants are now engaged in alternative dispute resolution proceedings as required pursuant to the GenCorp-OMNOVA spin-off in 1999.

     The arbitration is proceeding before an arbitrator. The parties are currently engaged in discovery proceedings, including depositions. In the trial court, OMNOVA Solutions has filed a motion to be dismissed alleging that it is “not a party” to the agreements giving rise to the dispute. GenCorp intends to file a motion seeking a stay of the trial proceedings until the arbitration of Omnova’s indemnification claim is resolved, or in the alternative, to allow GenCorp to file a cross-claim against OMNOVA. The parties currently are conducting discovery and it is anticipated that the arbitration will be decided in the spring of 2004.

GenCorp Inc. v. Olin Corporation

     In August 1991, Olin Corporation (Olin) advised GenCorp that under a 1962 manufacturing agreement with Olin (the 1962 Agreement), it believed GenCorp to be jointly and severally liable for certain Superfund remediation costs, estimated by Olin to be $70 million. The costs are associated with a former Olin manufacturing facility and its waste disposal sites in Ashtabula County, Ohio. In 1993, GenCorp sought a declaratory judgment in federal court (the Ohio Court) that the Company is not responsible for such environmental remediation costs. GenCorp Inc. v. Olin Corporation, Case No. 5:93CV2269, U.S. District Court, N.D. Ohio. Olin counterclaimed seeking a judgment that GenCorp is liable for a share of remediation costs. GenCorp argued that it was not derivatively or directly liable as an arranger for disposal of waste at the Big D site, both as a matter of fact and law. As a defense to Olin’s counterclaim, GenCorp asserted that under the terms of the 1962 Agreement, Olin had a contractual obligation to insure against environmental and other risks and that its failure to protect such insurance payments under these policies precluded Olin from recovery against GenCorp for these remediation costs. Further, GenCorp claims that any failure on Olin’s part to comply with the terms of such insurance policies would result in GenCorp being entitled to breach of contract remedies resulting in a reduction in any CERCLA liability amounts determined to be owed to Olin that would have otherwise been recovered from Olin’s insurance carriers

(the Reduction Claims).

     In 1999, the Ohio Court rendered an interim decision on CERCLA liability. The Ohio Court found GenCorp 30 percent liable and Olin 70 percent liable for remediation costs at “Big D Campground” landfill (the Big D site). The Ohio Court also found GenCorp 40 percent liable and Olin 60 percent liable for remediation costs, including costs for off-site disposal (other than the Big D site) and costs attributable to contamination at the Olin TDI facility, a plant built and operated by Olin on GenCorp property near the Big D site. However, the trial court did not rule on GenCorp’s reduction claims and determined it would hold these claims in abeyance.

     In a related case, on August 27, 2002, the U.S. District Court for the Southern District of New York (the NY Court) ruled that Olin failed to protect its right to payments under its insurance policies for the Big D site. The NY Court based its ruling on the fact that Olin had failed to timely notify its insurance carriers of its claims. Given Olin’s contractual obligations and the NY Court’s finding that Olin failed to give proper notice of a claim under these insurance policies, management could not then, or at this time, estimate the possible amount of liability arising from this case, if any.

     Olin appealed the NY Court’s ruling to the Second Circuit Court of Appeals. In November 2003, the Second Circuit Court of Appeals vacated the NY Court’s decision with respect to Olin’s excess insurance carriers. While the appeals court upheld the dismissal as to the primary carriers, it held the trial court failed to make a record sufficient to dismiss the excess carriers. Thus, the court returned the case to the NY Court for further proceedings holding that the decision could not be upheld on the basis of the facts as outlined in the NY Court’s decision. On further review, the NY Court may still decide that Olin’s notice to the excess insurance carriers remains untimely or could decide it was timely. If the NY Court decides Olin’s notice was untimely, the Ohio Court could rule in GenCorp Inc. v. Olin Corporation that Olin’s late notice constituted a breach of its obligation under the 1962 Agreement to protect the insurance; or it could conclude that Olin’s conduct does not support GenCorp’s Reduction Claims and thus does not reduce GenCorp’s liability. If the Ohio Court rules that Olin’s late notice is a breach of the 1962 Agreement, then it must determine the damages suffered by GenCorp as a result of the breach. GenCorp has argued that the proper measure of damages is the coverage limits of the policies that Olin forfeited — an amount in this case that is more than sufficient to cover GenCorp’s entire liability.

     Nonetheless, on November 21, 2002, the Ohio Court issued a memorandum opinion and judgment entering “final” judgment in favor of Olin in the amount of approximately $19 million plus prejudgment interest in the amount of approximately $10 million. At that time, the Ohio Court did not decide GenCorp’s Reduction Claims against Olin. The Ohio Court held that GenCorp’s Reduction Claims “are held in abeyance pending the resolution of [Olin’s] appeal in the New York insurance litigation.”

     On January 22, 2003, the Ohio Court issued a judgment order stating the case was “terminated” on the Ohio Court’s docket. However, in its memorandum opinion and order of the same date, the Ohio Court stated “[w]hether there was an insurable event upon which Olin would have been entitled to recovery had it provided its insurers with timely notice... and... whether GenCorp is entitled to credit based upon Olin’s omission which foreclosed insurance recovery for Big D, remain unresolved.” Management believes that GenCorp’s recovery on its Reduction Claims could range from a nominal amount to an amount sufficient to reduce the judgment against GenCorp in its entirety.

     The Company has appealed its CERCLA contribution liability to the Sixth Circuit Court of Appeals (the Court of Appeals). GenCorp Inc. v. Olin Corporation, Docket Nos. 03-3019; 03-3211, United States Court of Appeals for the Sixth Circuit. The Company believes that it is not directly or indirectly liable as an arranger for Olin’s waste disposal at the Big D site and that it did not either actively control Olin’s waste disposal choices or operate the plant on a day-to-day basis. Management believes it will prevail on appeal. The parties have submitted their briefs to the Court of Appeals and have requested oral argument, which is expected to be set, if granted, during the spring or summer of 2004 and judgment appeals court to follow in late 2004 or 2005.

     GenCorp’s Reduction Claims portion of the case is on hold pending final resolution of the NY Court’s determination as to whether Olin’s notice to its insurance carriers was or was not timely. Irrespective of the outcome of its appeal, the Company believes it has contractual protection against Olin’s claims by virtue of Olin’s obligations to procure and protect insurance. The Ohio Court had previously stated that pursuant to the terms of the 1962 Agreement, it was Olin’s contractual obligation to obtain insurance coverage and the evidence adduced during the litigation showed that Olin had in place insurance coverage during the period in question in the amount of $40 million to $50 million.

     In summary, while the Ohio Court has found the Company liable to Olin for a CERCLA contribution payment, the Company has concluded it is not appropriate to accrue any additional amount related to that finding because: (a) the Company previously accrued the entire amount of its estimated potential liability for contamination at the Olin TDI facility and related offsite contamination, except for disposal at the Big D site; (b) the Company believes it will prevail on appeal on the basis that it is not derivatively or directly liable as an arranger for disposal at the Big D site, both as a matter of fact and law; and (c) irrespective of whether, upon exhausting all avenues of appeal, there is a finding of CERCLA liability, the Company believes that: (i) if Olin prevails in its appeal of the NY Court ruling, the Company will ultimately benefit from available insurance proceeds and may make no payment to Olin; or (ii) if Olin fails in its appeal, that Olin’s breach of its contractual obligations to provide insurance will result in a reduction in, or elimination of, some or all of such liability. In any event, the possible amount of additional liability arising from this case or any reduction in GenCorp’s liability, if any, cannot be established at this time.

Vinyl Chloride Toxic Tort Cases

     Between the early 1950’s and 1985, GenCorp produced polyvinyl chloride (PVC) resin at its former Ashtabula, Ohio facility. PVC is the most common form of plastic currently on the market. A building block compound of PVC is vinyl chloride (VC), now listed as a known carcinogen by several governmental agencies. OSHA has strictly regulated workplace exposure to VC since 1974.

     Since the mid-1990’s, GenCorp has been named in 33 toxic tort cases involving alleged exposure to VC. With the exception of one case brought by the family of a former Ashtabula employee, GenCorp is alleged to be a “supplier/manufacturer” of PVC and/or a civil co-conspirator with other VC and PVC manufacturers. Plaintiffs generally allege that GenCorp suppressed information about the carcinogenic risk of VC to industry workers, and placed VC or PVC into commerce without sufficient warnings. Of these 33 cases, 15 have been settled or dismissed on terms favorable to the Company, including the case where GenCorp was the employer. During 2003, one case was dismissed against GenCorp and other alleged co-conspirators because the plaintiff could not establish any evidence of fraud or conspiracy to commit fraud, and since the case is still pending against the VC suppliers no appeal has been taken. Another case was dismissed in 2003 on statute of limitations grounds and the appeal by the plaintiff in that case was later dismissed.

     Of the 18 currently pending cases (one of the cases pending against the Company as of November 30, 2003 was dismissed on December 1, 2003), there are two cases which allege VC exposure through various aerosol consumer products. In these cases, VC is alleged to have been used as an aerosol propellant during the 1960’s, and the suits name numerous consumer product manufacturers, in addition to more than 30 chemical manufacturers. GenCorp used VC internally, but never supplied VC for aerosol or any other use. The other 16 cases involve employees at VC or PVC facilities which had no connection to GenCorp, one of which is a class action seeking a medical monitoring program for former employees at a PVC facility in New Jersey. The complaints in each of these cases assert GenCorp’s involvement in the alleged conspiracy stems from GenCorp’s membership in trade associations. Given the lack of any significant consistency to claims (i.e., as to product, operational site, or other relevant assertions) filed against the Company, the Company is unable to make a reasonable estimate of the future costs of pending claims or unasserted claims. Accordingly, no estimate of future liability has been accrued for such contingencies. GenCorp is vigorously defending against all claims in these cases.

Asbestos Litigation

     Over the years, both GenCorp and Aerojet have from time to time been named as defendants in lawsuits alleging personal injury or death due to exposure to asbestos in building materials or in manufacturing operations. The majority have been filed in Madison County, Illinois and San Francisco, California. Since 1998, more than 80 of these asbestos lawsuits have been resolved, with the majority being dismissed and many being settled for less than $40 thousand each. As of November 30, 2003, there were 42 asbestos cases pending, including the Goede case, which is on appeal.

     In November 2002, a jury verdict against Aerojet in the amount of approximately $5 million in the Circuit Court of the City of St. Louis, Missouri, led to a judgment of approximately $2 million after setoff based on plaintiffs’ settlements with other defendants, which the Company has accrued. Goede et al. v. A. W. Chesterton Inc. et al., Case No. 012-9428, Circuit Court, City of St. Louis, MO. The $3 million setoff was based on plaintiffs’ settlements with other defendants. Post-trial motions filed by Aerojet and the plaintiffs were denied by the trial court. Aerojet has appealed and is asking the appellate court to vacate the judgment and order a new trial based on, among other things, the trial court’s actions during trial that denied Aerojet the opportunity to introduce testimony from certain witnesses and to introduce certain evidence at trial. The appellate court heard oral arguments on December 9, 2003. A ruling is expected in early 2004.

     Given the lack of any significant consistency to claims (i.e., as to product, operational site, or other relevant assertions), filed against the Company, the Company is unable to make a reasonable estimate of the future costs of pending claims or unasserted claims. Accordingly, no estimate of future liability has been accrued for such contingencies.

Other Legal Matters

     The Company and its subsidiaries are subject to other legal actions, governmental investigations and proceedings relating to a wide range of matters in addition to those discussed above. While there can be no certainty regarding the outcome of any litigation, investigation or proceeding, in the opinion of the Company’s management, after reviewing the information that is currently available with respect to such matters, any liability that may ultimately be incurred with respect to these matters is not expected to materially affect the consolidated financial condition of the Company. The effect of the resolution of these matters on the Company’s financial condition and results of operations, the Company’s liquidity and available financial resources cannot be predicted because any such effect depends on both future results of operations, liquidity position and available financial resources, and the amount and timing of the resolution of such matters. In addition, it is possible that amounts could be significant in any particular reporting period.

c. Environmental Matters

Sacramento, California

     In 1989, a federal district court in California approved a Partial Consent Decree (Decree) requiring Aerojet to conduct a Remedial Investigation/Feasibility Study (RI/FS) of Aerojet’s Sacramento site. The Decree required Aerojet to prepare a RI/FS report on specific environmental conditions present at the site and alternatives available to remediate such conditions. Aerojet also is required to pay for certain governmental oversight costs associated with Decree compliance. Beginning in the mid 1990’s, the State of California expanded its surveillance of perchlorate and nitrosodimethylamine (NDMA). Under the RI/FS, traces of these chemicals were detected using new testing protocols in public water supply wells near Aerojet’s Sacramento site.

     Aerojet has substantially completed its efforts under the Decree to determine the nature and extent of contamination at the Sacramento site. Aerojet has preliminarily identified the technologies that will likely be used to remediate the site and has estimated costs using generic remedial costs from Superfund remediation databases. Aerojet will continue to conduct feasibility studies to refine technical approaches and costs to remediate the site. The remediation costs are principally for design, construction, enhancement and operation of groundwater and soil treatment facilities, ongoing project management and regulatory oversight, and are expected to be incurred over a period of approximately 15 years. Aerojet is also addressing groundwater contamination both on and off its facilities through the development of operable unit feasibility studies. On August 19, 2002, the U.S. Environmental Protection Agency (EPA) issued an administrative order requiring Aerojet to implement the EPA approved remedial action for the Western Groundwater Operable Unit. A nearly identical order was issued by the California Regional Water Quality Control Board, Central Valley (Central Valley RWQCB). A discussion of Aerojet’s efforts to estimate these costs is contained below under the heading “Environmental Reserves and Estimated Recoveries.”

     On April 15, 2002, the United States District Court approved and entered a Stipulation and Order Modifying the Partial Consent Decree (Stipulation and Order). Among other things, the Stipulation and Order removed approximately 2,600 acres of Aerojet’s property from the requirements of the Decree and from the Superfund site designation, enabling the Company to put the 2,600 acres to more productive use. The Stipulation and Order (i) requires GenCorp to provide a guarantee of up to $75 million (in addition to a prior $20 million guarantee) to assure that remediation activities at the Sacramento site are fully funded; (ii) requires Aerojet to provide a short-term and long-term plan to replace lost water supplies; and (iii) divides the Superfund site into “Operable Units” to allow Aerojet and the regulatory agencies to more efficiently address and restore priority areas. For the first three years of the Stipulation and Order, the new guarantee is partially offset by financial assurances provided in conjunction with the Baldwin Park Operable Unit (BPOU) agreement (discussed below). Obligations under the $75 million aggregate guarantee are limited to $10 million in any year. Both the $75 million aggregate guarantee and the $10 million annual limitation are subject to adjustment annually for inflation.

     On August 27, 2003, Aerojet entered into an agreement with the Sacramento County Water Agency (the County) whereby it agreed to transfer all of its remediated groundwater to the County. Subject to various provisions of the County agreement including approval under California Environmental Quality Act, the County will assume responsibility for providing replacement water to ASWC and other impacted water purveyors up to the amount of remediated water Aerojet transfers to the County. Aerojet has also agreed to pay to the County approximately $13 million over several years toward the cost of constructing a replacement water supply project. If the amount of Aerojet’s transferred water is in excess of the replacement water provided to the impacted water purveyors, the County has committed to make water available for the development of Aerojet’s land in an amount equal to the excess. In December 2003 and January 2004, Aerojet entered into certain agreements with ASWC which, when combined with Aerojet’s agreement with the County are anticipated to satisfy Aerojet’s obligations under EPA and RWQCB Orders to provide replacement water in eastern Sacramento County.

     Aerojet leased a portion of the Sacramento site to Douglas Aircraft for rocket assembly and testing from 1957 to 1961 and sold approximately 3,800 acres, including the formerly leased portion, to Douglas Aircraft in 1961. Aerojet reacquired the property known as IRCTS from MDC, the successor to Douglas Aircraft and now an operating unit of The Boeing Company, in 1984. Both MDC and Aerojet were ordered to investigate and remediate environmental contamination by certain orders issued in 1991 and 1994 by the California Department of Toxic Substance Control (DTSC) and a similar 1997 order of the Central Valley RWQCB. Aerojet filed suit against MDC to recover costs Aerojet incurred resulting from compliance with the orders. Aerojet-General Corporation v. McDonnell Douglas Corporation, et al., Case No. CVS 94-1862 WBS JFM. In 1999, Aerojet and MDC entered into a settlement agreement to allocate responsibility for a portion of the costs incurred under the orders and to negotiate responsibility for the remaining costs. On

December 7, 2001, MDC brought suit against Aerojet in the U.S. District Court for the Eastern District of California alleging breach of the settlement agreement and seeking specific performance and declaratory relief. McDonnell Douglas Corporation v. Aerojet- General Corporation, Civ.S-01-2245. The alleged breach involves interpretation of the 1999 settlement agreement and subsequent cost sharing agreement between MDC and Aerojet pertaining to contribution by each company toward investigation and remediation costs ordered by the DTSC and the Central Valley RWQCB. DTSC and the Central Valley RWQCB issued their orders alleging both companies were responsible for environmental contamination allegedly existing at and migrating onto and from the IRCTS site.

     In November 2002, Aerojet and MDC entered into discussions to settle the second lawsuit by renegotiating the temporary allocation of certain costs associated with the environmental contamination at IRCTS. The parties reached an agreement in principle to settle the allocation dispute relating to costs associated with the environmental contamination at IRCTS. However, a formal and complete written agreement resolving the dispute has not yet been executed.

     The California Department of Toxic Substances (DTSC), through the Attorney General’s Office, recently proposed certain penalties against the Company relating to its findings in connection with audits for 2000, 2002 and 2003 at the Company’s Sacramento, California facility. The Company is currently discussing such penalties with the Attorney General’s Office and expects to reach a settlement on such matters in the near future.

San Gabriel Valley Basin, California

Baldwin Park Operable Unit

     Aerojet, through its former Azusa, California site, was named by the EPA as a PRP in the portion of the San Gabriel Valley Superfund Site known as the Baldwin Park Operable Unit. A Record of Decision (ROD) regarding regional groundwater remediation was issued and Aerojet and 18 other PRPs received Special Notice Letters requiring groundwater remediation. All of the Special Notice Letter PRPs are alleged to have been a source of volatile organic compounds (VOCs). Aerojet’s investigation demonstrated that the groundwater contamination by VOCs is principally upgradient of Aerojet’s former property and that lower concentrations of VOC contaminants are present in the soils of Aerojet’s former property. The EPA contends that of the 19 PRPs identified by the EPA, Aerojet is one of the four largest sources of VOC groundwater contamination at the BPOU. Aerojet contests the EPA’s position regarding the source of contamination and the number of responsible PRPs.

     In May 1997, as a result of the development of more sensitive measuring methods, perchlorate was detected in wells in the BPOU. NDMA was also detected using newly developed measuring methods. Suspected sources of perchlorate include Aerojet’s solid rocket development and manufacturing activities in the 1940’s and 1950’s, military ordnance produced by another company at a facility adjacent to the Aerojet facilities in the 1940’s, the burning of confiscated fireworks by local fire departments, and fertilizer used in agriculture. NDMA is a suspected byproduct of liquid rocket fuel activities by Aerojet in the same time period. NDMA is also a contaminant in cutting oils used by many businesses and is found in many foods. In addition, a chemical known as 1,4 dioxane is present and is being treated at the BPOU. Aerojet may be a minor contributor of this chemical.

     On June 30, 2000, the EPA issued a Unilateral Administrative Order (UAO) ordering the PRPs to implement a remedy consistent with the ROD, but still encouraging the PRPs to attempt to negotiate an agreement with the local purveyors. The PRPs agreed to comply.

     On November 23, 1999, the California Regional Water Quality Control Board, Los Angeles Region (Los Angeles RWQCB) issued orders to Aerojet and other PRPs to conduct groundwater investigations on their respective sites. As a result, the Los Angeles RWQCB ordered Aerojet to conduct limited soil gas extraction, which Aerojet is implementing, and to evaluate remedies for perchlorate contamination in soils.

     Following extended negotiations, Aerojet, along with seven other PRPs (the Cooperating Respondents) signed a Project Agreement in late March 2002 with Water Quality Authority, Watermaster, Valley County Water District, La Puente Valley Water District, San Gabriel Valley Water Company, Suburban Water Systems and California Domestic Water Company (the Water Entities). The Project Agreement became effective on May 9, 2002, following approval by a California Superior Court and the finalization of policy language on the $100 million Baldwin Park Operable Unit Manuscript Environmental Site Liability Policy from Chubb Custom Insurance Company covering certain Project risks.

     The basic structure of the Project Agreement is for the Cooperating Respondents to fund and financially assure (in the form of cash or letters of credit) the cost of certain treatment and water distribution facilities to be owned and operated by the Water Entities. Actual funding would be provided by funds placed in escrow at the start of each three-month period to cover anticipated costs for the succeeding quarter.

     The Cooperating Respondents will also fund operation and maintenance of treatment facilities (not including ordinary operating expenses of the Water Entities, certain costs for replacement water that may be incurred by such Water Entities and related administrative costs, (O&M Costs)). The Cooperating Respondents are required to maintain sufficient financial assurance to cover the estimated O&M Costs for two years. Actual payments for O&M Costs would be made at the start of each three-month period to cover anticipated costs for the succeeding six-month period. When fully constructed, six treatment facilities will be treating in excess of 25,000 gallons per minute for the purposes of ROD implementation and providing a potable water supply. The Project Agreement has a term of 15 years. The Project Agreement also settles the past environmental claims of the Water Entities.

     Aerojet and the other Cooperating Respondents have entered into an interim allocation agreement that establishes the interim payment obligations of Aerojet and the remaining Cooperating Respondents for the costs of the Project Agreement. Under the interim allocation, Aerojet is responsible for approximately two-thirds of all project costs, pending completion of any allocation proceeding. All project costs are subject to reallocation among the Cooperating Respondents.

     A significant amount of public funding is available to offset project costs. To date, Congress has appropriated approximately $47 million (so called Title 16 or Dreier funds), which is potentially available for payment of project costs. All such funding will require Water Quality Authority (WQA) action to allocate funds to the project, which the WQA is currently considering. Approximately $28 million of the funding has been allocated to the project and additional funds may follow in later years.

     As part of the EIS sale to Northrop in October 2001, the EPA approved a Prospective Purchaser Agreement with Northrop to absolve it of pre-closing liability for contamination caused by the Azusa facility, which liability will remain with Aerojet. As part of that agreement, Aerojet agreed to put $40 million into an irrevocable escrow for the BPOU project to fund Aerojet’s obligations under the Project Agreement. In addition, GenCorp agreed to provide a $25 million guarantee of Aerojet’s obligations under the Project Agreement. During the first three years of the Project Agreement, the GenCorp guarantee is partially offset by other financial assurances provided in conjunction with the Project Agreement.

     Also as part of the EIS sale to Northrop, Aerojet paid the EPA $9 million which was an amount to be offset against Aerojet’s share of the EPA’s total claimed past costs (EPA now claims past costs are approximately $28 million). A very substantial share of the EPA’s past costs relate to the period prior to 1997 when the sole contamination being considered involved VOCs. Aerojet believes that it is responsible for less than 10 percent of these costs. Unresolved at this time is the issue of California’s past costs which were last estimated at approximately $4 million.

     Aerojet intends to continue to defend itself vigorously to assure that it is appropriately treated with other PRPs and that costs of any remediation are properly allocated among all PRPs. Aerojet has notified its insurers and is pursuing claims under its insurance policies.

South El Monte Operable Unit

     On December 21, 2000, Aerojet received an order from the Los Angeles RWQCB requiring a work plan for investigation of Aerojet’s former El Monte facility. On January 22, 2001, Aerojet filed an appeal of the order with the Los Angeles RWQCB asserting selective enforcement. The appeal had been held in abeyance pending negotiations with the Los Angeles RWQCB, but due to a two-year limitation on the abeyance period, the appeal was dismissed without prejudice. In March 2001, Aerojet submitted a limited work plan to the Los Angeles RWQCB. On February 21, 2001, Aerojet received a General Notice Letter from the EPA Region IX naming Aerojet as a PRP to the SEMOU of the San Gabriel Valley Superfund site. Aerojet continues to negotiate with the Los Angeles RWQCB for a limited investigation of this former facility. Aerojet has begun the process of obtaining access agreements should the Los Angeles RWQCB approve Aerojet’s work plan. Because its appeal was dismissed without prejudice, Aerojet may refile its appeal if negotiations with the Los Angeles RWQCB are unsuccessful.

     On April 1, 2002, Aerojet received a special notice letter from the EPA (dated March 28, 2002) that requested Aerojet to enter into negotiations with the EPA regarding the performance of a remedial design and remedial action for the SEMOU. In light of this letter, Aerojet performed a limited site investigation of the East Flair Drive Site. The data collected and summarized in the Field Investigation Report showed that chemicals including TCE and PCE were present in the soil and groundwater at and near the East Flair Drive Site. The Field Investigation Report also showed that the hydraulic gradient at the East Flair Drive Site is oriented toward the northeast. This finding indicates that the site is not a likely source of contamination at the SEMOU, as the groundwater flow at the site is away from the SEMOU and not toward it. Given the data indicating that the East Flair Drive Site is not a source of the contamination at the SEMOU, Aerojet requested that the EPA reconsider its issuance of the SEMOU special notice letter.

     On August 29, 2003, the EPA issued a Unilateral Administrative Order (UAO) against Aerojet and approximately 40 other parties requiring them to conduct the remedial design and remedial action in the SEMOU. The impact of the UAO on the recipients is not clear as the remedy is already being implemented by the water entities.

     Aerojet has been served with civil suits filed in the U.S. District Court for the Central District of California by four public and private water companies. The suits seek recovery of costs allegedly incurred in response to the contamination present in the SEMOU. Plaintiffs allege that groundwater in the SEMOU is contaminated with chlorinated solvents that were released into the environment by Aerojet and other parties causing plaintiffs to incur unspecified response costs and other damages. Aerojet’s investigations to date have not identified a credible connection between the contaminants identified by the water entities in the SEMOU and those detected at Aerojet’s former facility located at 9100 & 9200 East Flair Drive, El Monte, California, which lies in or near the SEMOU.

     Aerojet was successful in its efforts to eliminate several of the claims initially raised by the water entities. However, other claims remain. Initial discovery requests have been served on the plaintiffs.

     The EPA has retained the services of a professional mediator to assist the recipients of the UAO for groundwater investigation and remediation to form a group and negotiate with EPA and the water entities. The cost estimates to implement projects under the UAO prepared by the EPA and the water entities range from $77 — $127 million.

Former Atlantic Research Corporation Sites

     In October 2003, Aerojet completed its acquisition of the propulsion business from ARC and thereby assumed existing leases on certain ARC operating facilities. Aerojet also purchased one ARC facility located in Orange County, Virginia. The leased facilities included ARC’s main operating facility located in Camden, Arkansas, as well as production facilities in Clear Lake, Utah; Vernon, California; Niagara Falls, New York; and Westcott, United Kingdom. Aerojet also assumed leases of non-production sales and administrative office facilities in Gainesville, Virginia. Aerojet did not assume the lease on ARC’s operating facility in Gainesville, Virginia. Some of such facilities have environmental contamination issues, but none of the sites are a listed federal “Superfund” site or are otherwise subject to any federal or state court orders regarding site remediation for which Aerojet is the respondent. The Camden facility is currently undergoing voluntary remediation.

     See also Environmental Reserves and Estimated Recoveries below.

Other Sites

     The Company has studied remediation alternatives for its closed Lawrence, Massachusetts facility, which was primarily contaminated with PCBs, and has begun site remediation and off-site disposal of debris. As part of these remediation efforts, the Company is working with local, state and federal officials and regulatory agencies to return the property to a beneficial use. The time frame for the remediation and redevelopment project is currently estimated to range from two to three years.

     The Company is also currently involved, together with other companies, in approximately 26 other Superfund and non-Superfund remediation sites. In many instances, the Company’s liability and proportionate share of costs have not been determined largely due to uncertainties as to the nature and extent of site conditions and the Company’s involvement. While government agencies frequently claim PRPs are jointly and severally liable at such sites, in the Company’s experience, interim and final allocations of liability costs are generally made based on relative contributions of waste. Based on the Company’s previous experience, its allocated share has frequently been minimal, and in many instances, has been less than one percent. Also, the Company is seeking recovery of its costs from its insurers.

d. Environmental Reserves and Estimated Recoveries

Reserves

     The Company continually reviews estimated future remediation costs that could be incurred by the Company which take into consideration the investigative work and analysis of the Company’s engineers, and the advice of its legal staff regarding the status and anticipated results of various administrative and legal proceedings. In most cases only a range of reasonably possible costs can be estimated. In establishing the Company’s reserves, the most probable estimated amount is used when determinable and the minimum is used when no single amount is more probable. The timing of payment for estimated future environmental costs is subject to variability and depends on the timing of regulatory approvals for planned remedies and the construction and completion of the remedies.

     During 2003 and 2002, the Company completed a review of estimated future environmental costs which incorporated, but was not limited to the following: (i) status of work completed since the last estimate; (ii) expected cost savings related to the substitution of new remediation technology and to information not available previously; (iii) obligations for reimbursement of regulatory agency service costs; (iv) updated BPOU cost estimates; (v) costs of complying with the Western Groundwater Administrative Order, including replacement water and remediation upgrades at Aerojet’s Sacramento site; (vi) estimated costs related to IRCTS and Aerojet’s Sacramento site; (vii) new information related to the extent and location of previously unidentified contamination; and (viii) additional construction costs. The Company’s review of estimated future remediation costs resulted in a net increase in the Company’s environmental reserves of $12 million in 2003 and $107 million in 2002.

     The effect of the final resolution of environmental matters and the Company’s obligations for environmental remediation and compliance cannot be accurately predicted due to the uncertainty concerning both the amount and timing of future expenditures and due to regulatory or technological changes. The Company believes, on the basis of presently available information, that the resolution of environmental matters and the Company’s obligations for environmental remediation and compliance will not have a material adverse effect on the Company’s results of operations, liquidity or financial condition. The Company will continue its efforts to mitigate past and future costs through pursuit of claims for recoveries from insurance coverage and other PRPs and continued investigation of new and more cost effective remediation alternatives and associated technologies.

     A summary of the Company’s environmental reserve activity is shown below:

	November 30,	2001	November 30,	2002	2002	November 30,	2003	2003	November 30,
	2000	Expenditures	2001	Additions	Expenditures	2002	Additions	Expenditures	2003
	(dollars in millions)
Aerojet	$320	$(68)	$252	$107	$(41)	$318	$12	$(32)	$298
Other Sites	33	(6)	27	—	(5)	22	—	(5)	17

Environmental Reserves	$353	$(74)	$279	$107	$(46)	$340	$12	$(37)	$315

     As of November 30, 2003, the Aerojet reserves include $180 million for the Sacramento site and $108 million for BPOU. The reserves for other sites include $9 million for the Lawrence, Massachusetts site.

Estimated Recoveries

     On January 12, 1999, Aerojet and the U.S. government implemented the October 1997 Agreement in Principle (Global Settlement) resolving certain prior environmental and facility disagreements, with retroactive effect to December 1, 1998. The Global Settlement covered all environmental contamination at the Sacramento and Azusa sites. Under the Global Settlement, Aerojet and the U.S. government resolved disagreements about an appropriate cost-sharing ratio. The Global Settlement provides that the cost-sharing ratio will continue into the foreseeable future.

     Pursuant to the Global Settlement covering environmental costs associated with Aerojet’s Sacramento site and its former Azusa site, the Company can recover up to 88 percent of its environmental remediation costs for these sites through the establishment of prices for Aerojet’s products and services sold to the U.S. government. Allowable environmental costs are charged to these contracts as the costs are incurred. Aerojet’s mix of contracts can affect the actual reimbursement made by the U.S. government. Because these costs are recovered through forward-pricing arrangements, the ability of Aerojet to continue recovering these costs from the U.S. government depends on Aerojet’s sustained business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business.

     In conjunction with the sale of EIS, Aerojet entered into an agreement with Northrop whereby Aerojet will be reimbursed by Northrop for a portion of environmental expenditures eligible for recovery under the Global Settlement. Amounts reimbursed are subject to annual limitations, with excess amounts carrying over to subsequent periods, the total of which will not exceed $190 million over the term of the agreement, which ends in 2028. As of November 30, 2003, $168 million in potential future reimbursements was available over the remaining life of the agreement.

     As part of the acquisition of the ARC propulsion business, Aerojet entered into an agreement with ARC pursuant to which Aerojet is responsible for up to $20 million of costs (Pre-Close Environmental Costs) associated with environmental issues that arose prior to Aerojet’s acquisition of the ARC propulsion business. Pursuant to a separate agreement with the U.S. government which was entered into prior to closing of the ARC acquisition, these Pre-Close Environmental Costs will be treated as allowable overhead costs combined with Aerojet’s environmental costs under the Global Settlement, and will be recovered through the establishment of prices for Aerojet’s products and services sold to the U.S. government. These costs will be allocated to all Aerojet operations (including the previously excluded Redmond, Washington operations) beginning in 2005.

     As a result of the ARC acquisition, Aerojet has signed a Memorandum of Understanding with the U.S. government agreeing to key assumptions and conditions that will preserve the original methodology to be used in recalculating the percentage split between

Aerojet and Northrop. Aerojet presented a proposal to the U.S. government based on the Memorandum of Understanding and expects to complete an agreement in the near term.

     In conjunction with the review of its environmental reserves discussed above, the Company revised its estimate of costs that will be recovered under the Global Settlement based on business expected to be conducted under contracts with the U.S. government and its agencies in the future. The adjustments to the environmental remediation reserves and estimated future cost recoveries did not affect operating results in 2002 as the impact of increases to the reserves of $107 million was offset by increased estimated future recoveries. In 2003, due to the Global Settlement and Memorandum of Understanding with the government, both discussed above, which allow for costs to be allocated to all Aerojet operations beginning in 2005 and for a decrease of the costs allocated to Northrop annually, Aerojet increased its environmental reserves by $12 million and estimated recoveries by $13 million, which resulted in a $1 million gain in the Company’s statement of operations.

e. Arrangements With Off-Balance Sheet Risk

     As of November 30, 2003, obligations required to be disclosed in accordance with FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others consisted of:

— $55 million in outstanding commercial letters of credit expiring in 2004 and securing obligations for environmental remediation, insurance coverage and litigation.

— Up to $120 million aggregate in guarantees by GenCorp of Aerojet’s obligations to government agencies for environmental remediation activities, subject to partial offsets for other financial assurances provided in conjunction with these obligations.

— $37 million in guarantees by GenCorp of bank loans and lines of credit of its subsidiaries.

— Guarantees, jointly and severally, by its material domestic subsidiaries, including certain subsidiaries classified as discontinued operations, of GenCorp’s obligations under its bank credit agreements and its $150 million Senior Subordinated Notes due August 2013.

f. Concentration of Credit Risk

     The Company invests available cash in money market securities of various banks, commercial paper and asset-backed securities of various financial institutions, other companies with high credit ratings and securities backed by the U.S. government.

     At November 30, 2003, Lockheed Martin accounted for 31% of accounts receivable. At November 30, 2002, Lockheed Martin, Boeing, and Raytheon accounted for 30%, 19%, and 11%, respectively, of accounts receivable. Assets of discontinued operations includes receivables of $92 million as of November 30, 2003 and $93 million as of November 30 2002. Of this total, $87 million as of November 30, 2003 and $84 million as of November 30, 2002, are due from General Motors, the Ford Motor Company and Volkswagen. The Company’s accounts receivables are generally unsecured and are not backed by collateral from its customers.

     As of November 30, 2003 and 2002, the U.S. government receivables include unbilled amounts of $21 million and $4 million, respectively, relating to long-term contracts. Such amounts are billed either upon delivery of completed units or settlements of contracts. The unbilled receivables amount as of November 30, 2003 is expected to be collected in years subsequent to 2004.

12. Shareholders’ Equity

a. Preference Stock and Preferred Share Purchase Rights

     In January 1997, the Board of Directors extended for ten additional years GenCorp’s Shareholder Rights Plan (Plan), as amended. When the Plan was originally adopted in 1987, the Directors declared a dividend of one Preferred Share Purchase Right (Right) on each outstanding share of common stock, payable to shareholders of record on February 27, 1987. Rights outstanding as of November 30, 2003 and 2002 totaled 44.1 million and 43.3 million, respectively. The Plan provides that under certain circumstances each Right will entitle shareholders to buy one one-hundredth of a share of a new Series A Cumulative Preference Stock at an exercise price of $100. The Rights are exercisable only if a person or group acquires 20 percent or more of GenCorp’s common stock or announces a tender or exchange offer that will result in such person or group acquiring 30 percent or more of the common stock. GenCorp is entitled to redeem the Rights at two cents per Right at any time until ten days after a 20 percent position has been acquired (unless the Board elects to extend such time period, which in no event may exceed 30 days). If the Company is involved in certain transactions after the Rights become exercisable, a holder of Rights (other than Rights beneficially owned by a shareholder who has acquired 20 percent or more of GenCorp’s common stock, which Rights become void) is entitled to buy a number of the acquiring company’s common shares, or GenCorp’s common stock, as the case may be, having a market value of twice the exercise price of each Right. A potential dilutive effect may exist upon the exercise of the Rights. The Rights under the extended Plan expire on February 18, 2007. Until a Right is exercised, the holder has no rights as a stockholder of the Company including, without limitation, the right to vote as a stockholder or to receive dividends.

     As of November 30, 2003, 1.5 million shares of $1.00 par value Series A Cumulative Preference Stock were reserved for issuance upon exercise of Preferred Share Purchase Rights.

b. Common Stock

     As of November 30, 2003, the Company had 150.0 million authorized shares of common stock, par value $0.10 per share (Common Stock), of which 44.3 million shares were issued, 43.8 million shares were outstanding and 16.8 million shares were reserved for future issuance for discretionary payments of the Company’s portion of retirement savings plan contributions, exercise of stock options, payment of awards under stock-based compensation plans and conversion of the Company’s Notes (See Notes 8(d) and 19).

     During the years ended November 30, 2003, 2002 and 2001, the Company paid quarterly dividends on its Common Stock of $0.03 per share (or $0.12 on an annual basis).

c. Stock-based Compensation

     The Company accounts for stock-based compensation under APB 25 and related interpretations. Under APB 25, stock options granted to employees by the Company generate no expense when the exercise price of the stock options at the date of grant equals the market value of the underlying common stock.

     The 1999 Equity and Performance Incentive Plan (1999 Plan), provides stock options to key employees and directors. Stock options issued under the 1999 Plan are, in general, exercisable in one-third increments at one year, two years, and three years from the date of grant.

     The 1999 Plan also provides for grants of restricted stock. Grants to certain key employees of the Company were made under the plan with vesting either based upon the attainment of specified performance targets or after three years. Key employees of the Company were granted 239,000, 130,000 and 279,000 restricted shares in 2003, 2002 and 2001, respectively. Restricted shares granted in 2001 generally vest annually over a five-year period if the Company meets EPS growth targets as specified in the Plan. Restricted shares granted in 2002 vest based on stock performance or three years from date of grant. Restricted shares granted in 2003 generally vest annually over a three year period if the Company meets EPS targets set by the Organization & Compensation Committee of the Board. Unvested restricted shares are canceled upon the employee’s termination of employment or if earnings or stock performance targets are not achieved. During 2003, 2002 and 2001, 33,500, 139,950 and 111,750 shares, respectively were canceled due to terminations. In 2003 and 2002, 17,900 and 66,550 shares, respectively were canceled because earnings targets were not achieved. The Organization & Compensation Committee of the Board has discretion over increasing or decreasing the actual number of shares to vest in any period.

     The Company’s 1997 Stock Option Plan and 1993 Stock Option Plan each provide for an aggregate of 2.5 million shares of the Company’s Common Stock to be purchased pursuant to stock options or to be subject to stock appreciation rights which may be granted to selected officers and key employees at prices equal to the fair market value of a share of common stock on the date of grant. Stock options issued under the 1997 and 1993 Stock Option Plans are, in general, exercisable in 25 percent increments at six months, one year, two years and three years from the date of grant. No stock appreciation rights have been granted.

     A summary of the Company’s stock option activity, and related information for the years ended November 30 are as follows:

	2003		2002		2001
		Weighted		Weighted		Weighted
	Stock	Average	Stock	Average	Stock	Average
	Options	Exercise	Options	Exercise	Options	Exercise
	(000s)	Price	(000s)	Price	(000s)	Price
Outstanding at beginning of year	3,307	$10.72	3,512	$10.38	3,545	$9.96
Granted	477	$8.10	426	$12.06	769	$11.10
Exercised	(48)	$8.71	(226)	$8.36	(522)	$7.85
Forfeited/canceled	(225)	$10.46	(405)	$10.56	(280)	$11.49

Outstanding at end of year	3,511	$10.41	3,307	$10.72	3,512	$10.38

Exercisable at end of year	2,765	$10.56	2,451	$10.49	2,287	$10.37

     The weighted average grant-date fair value of stock options granted in 2003 was $3.37, $4.91 for stock options granted in 2002, and $4.01 for stock options granted in 2001.

     The following table summarizes the range of exercise prices and weighted-average exercise prices for options outstanding and exercisable as of November 30, 2003 under the Company’s stock option plans:

		Outstanding
					Exercisable
Year in				Weighted
Which Stock		Stock	Weighted	Average	Stock	Weighted
Options		Options	Average	Remaining	Options	Average
Were	Range of	Outstanding	Exercise	Contractual	Exercisable	Exercise
Issued	Exercise Prices	(000s)	Price	Life (years)	(000s)	Price
1994	$6.66—$ 7.26	167	$6.80	0.7	167	$6.80
1995	$5.67—$ 5.94	152	$5.88	1.8	152	$5.88
1996	$6.53—$ 8.91	147	$8.34	2.9	147	$8.34
1997	$9.24—$15.64	492	$11.10	3.4	492	$11.10
1998	$9.76—$16.06	355	$15.91	4.3	355	$15.91
1999	$9.40—$13.59	456	$9.95	5.4	456	$9.95
2000	$7.06—$10.13	419	$9.30	6.2	419	$9.30
2001	$10.44—$13.10	505	$11.04	7.3	397	$10.96
2002	$9.77—$15.43	374	$12.23	8.6	155	$11.93
2003	$6.53—$ 9.29	444	$8.08	9.3	25	$7.73

		3,511			2,765

d. Accumulated Other Comprehensive Income (Loss), Net of Income Taxes

     Comprehensive income (loss) encompasses net income and other comprehensive income items, which includes all other non-owner transactions and events that change shareholders’ equity. The Company’s other comprehensive loss includes the effects of foreign currency translation adjustments, changes in the fair value of certain derivative financial instruments and changes in the minimum funding liability for pension obligations. The effects of foreign currency translation adjustments are primarily associated with the Company’s GDX business which was divested during the third quarter of 2004 (see Note 15).

     The components of other accumulated other comprehensive income (loss), net of the related income tax effects are presented in the following table:

	Foreign	Minimum	Unrealized	Accumulated
	Currency	Pension	Loss on Cash	Other
	Translation	Liability,	Flow Hedge	Comprehensive
	Adjustments	net of taxes	Derivative	Income (Loss)
	(dollars in millions)
November 30, 2001	$(33)	$(1)	$—	$(34)
Change for period	22	(1)	—	21

November 30, 2002	(11)	(2)	—	(13)
Change for period	46	—	(1)	45

November 30, 2003	$35	$(2)	$(1)	$32

13. Operating Segments and Related Disclosures

     As discussed in Note 15, the Company’s management has decided to divest the GDX Automotive and Aerojet Fine Chemical business units. These businesses which were previously considered separate operating segments have been classified as discontinued operations. As a result, the Company’s continuing operations are now organized into two business segments based on different products and customer bases: Aerospace and Defense and Real Estate. In the past, the results of the Company’s real estate activities have been included in the Aerospace and Defense segment. However, in 2003 the Company filed an application with the County of Sacramento for the development of approximately 1,400 acres of its Sacramento area land and the Company believes that this is an appropriate time to begin presenting Real Estate as a separate business segment for financial reporting purposes. Segment financial information for prior periods has been restated to reflect these changes. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 1).

     The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, provisions for unusual items not related to the operations, interest expense and income taxes. See Note 16 for a description of restructuring and unusual items by operating segment.

     During 2003, Lockheed Martin, Boeing, and Raytheon accounted for 28%, 15%, and 10%, respectively, of net sales for 2003. During 2002, Lockheed Martin, Boeing, Raytheon, and NASA accounted for 21%, 18%, 13%, and 13%, respectively, of net sales for 2002. During 2001, Lockheed Martin, United States Air Force, and United States Army accounted for 45% 13% and 11%, respectively, of net sales for 2001. Sales in 2003, 2002 and 2001 directly and indirectly to the U.S. government and its agencies (principally the DoD), including sales to the Company’s significant customers discussed above, totaled $263 million, $243 million and $573 million, respectively. Comparable amounts excluding EIS were $176 million in 2001.

     Selected financial information for each reportable segment is as follows:

	Year ended November 30,
	2003	2002	2001
	(dollars in millions)
Net Sales:
Aerospace and Defense	$321	$271	$604
Real Estate	32	6	36
Intersegment sales elimination	(5)	—	—

Total	$348	$277	$640

Segment Performance:
Aerospace and Defense	$45	$32	$9
Retirement benefit plan income	3	24	48
Unusual items, net	(5)	(12)	197

Aerospace and Defense Total	43	44	254

Real Estate	23	3	26

Total	$66	$47	$280

Reconciliation of segment performance to income from continuing operations before income taxes:
Segment Performance	$66	$47	$280
Interest expense	(22)	(9)	(26)
Corporate retirement benefit plan income (expense)	(2)	14	24
Corporate and other expenses	(31)	(30)	(20)
Corporate restructuring charges	—	—	(10)
Corporate unusual items, net	—	(3)	2

Income from continuing operations before income taxes	$11	$19	$250

Aerospace and Defense	$11	$14	$20
Real Estate	—	—	—
Corporate	—	—	—

Capital Expenditures	$11	$14	$20

Aerospace and Defense	$22	$17	$26
Real Estate	1	—	—
Corporate	5	4	6

Depreciation and Amortization	$28	$21	$32

	As of November 30,
	2003	2002
	(dollars in millions)
Aerospace and Defense	$940	$754
Real Estate	49	51

Identifiable assets	989	805
Corporate	248	209
Discontinued operations	692	642

Assets	$1,929	$1,656

Aerospace and Defense	2,487	1,712
Real Estate	7	5
Corporate	54	50
Discontinued operations	7,490	8,345

Employees (unaudited)	10,038	10,112

     The Company’s continuing operations are located primarily in North America. Inter-area sales are not significant to the total sales of any geographic area. Unusual items included in segment performance pertained only to the U.S.

14. Quarterly Financial Data (Unaudited)

	Three months ended
	February 28	May 31	August 31	November 30
	(dollars in millions, except per share amounts)
2003
Net sales	$63	$84	$98	$103
Cost of products sold	$49	$68	$71	$72
Unusual items	$—	$—	$3	$2
Income (loss) from continuing operations before income taxes	$—	$(3)	$7	$7
Income (loss) from continuing operations	$—	$(1)	$5	$8
Income (loss) from discontinued operations	$3	$11	$(8)	$4
Net income	$3	$10	$(3)	$12
Basic and diluted income (loss) per share from continuing operations	$0.00	$(0.02)	$0.11	$0.18
Basic and diluted income (loss) per share from discontinued operations	$0.07	$0.25	$(0.18)	$0.09
Basic and diluted income (loss) per share	$0.07	$0.23	$(0.07)	$0.27
2002
Net sales	$54	$84	$63	$76
Cost of products sold	$34	$66	$45	$55
Unusual items	$1	$8	$—	$6
Income from continuing operations before income taxes	$6	$4	$6	$3
Income from continuing operations	$4	$1	$4	$6
Income (loss) from discontinued operations	$(1)	$5	$4	$7
Net income	$3	$6	$8	$13
Basic and diluted income per share from continuing operations	$0.09	$0.02	$0.09	$0.14
Basic and diluted income (loss) per share from discontinued operations	$(0.02)	$0.12	$0.10	$0.16
Basic and diluted income per share	$0.07	$0.14	$0.19	$0.30

15. Discontinued Operations

     In 2004, the Company committed to a plan to sell the GDX Automotive and Fine Chemicals businesses. The decision to sell GDX was a result of declining volumes and continued challenges in this market environment including increased material costs, high development and start-up costs, anticipated working capital requirements as well as adverse customer pricing pressures. The decision to sell Fine Chemicals resulted from management’s decision to focus the Company’s capital and resources on its Aerospace and Defense and Real Estate operating segments. In accordance with its plans to divest these businesses, the Company has classified GDX Automotive and Fine Chemicals as discontinued operations for all periods presented.

     In accordance with Emerging Issues Task Force (EITF) 87-24, Allocation of Interest to Discontinued Operations, the Company allocated interest to discontinued operations based on interest on debt that would be required to be repaid using estimated proceeds to be received from the anticipated sale of the GDX Automotive and Fine Chemicals businesses. This allocation resulted in interest of approximately $4 million, $6 million, and $6 million for 2003, 2002 and 2001, respectively.

     In 2001, the Company implemented restructuring plans which included the GDX and Fine Chemicals businesses. The GDX restructuring program and segment consolidation included the closure of the Marion, Indiana and Ballina, Ireland manufacturing facilities and resulted in the elimination of approximately 760 employee positions. The decision to close these facilities was precipitated by excess capacity and deterioration of performance and losses at these sites. The decision to close the Ballina, Ireland plant was also due to difficulty in retaining plant personnel in light of low unemployment levels in the region. Remaining programs from these facilities were transferred to other facilities. This restructuring program resulted in a pre-tax charge of $29 million. The restructuring program was substantially complete by the end of 2001. There was an additional restructuring program directed at the Draftex business, which resulted in the elimination of more than 500 employee positions, the cost of which was offset by an adjustment to goodwill. The restructuring plan implemented at Fine Chemicals during 2001 included the elimination of 50 employee positions and resulted in a charge of $1 million. This program increased operational efficiency without reducing production capabilities. In 2002, the Company announced a restructuring in the GDX Automotive business. The plan resulted in the closure of a plant in Germany in early 2003 and reduced staffing levels at the Farmington Hills, Michigan headquarters resulting in a $2 million charge.

     In 2003, the Company announced it was closing a GDX manufacturing facility in Chartres, France. The decision resulted primarily from declining sales volumes with French automobile manufacturers. In 2003, the Company also recorded asset impairment charges in other income and expense of $6 million and also reduced net deferred tax assets by $3 million related to this plan. The Company accounted for these charges under SFAS 144 Accounting for the Impairment or Disposal of Long Lived Assets. These charges were included as a component of discontinued operations. The Company has not yet recorded expenses associated with certain social benefits due to the uncertainty of the benefit amount. These additional social costs are expected to result in additional pre-tax expense of $14 million to $17 million and are anticipated to be incurred over the next two years. In accordance with SFAS No. 146, the Company will recognize the related costs once they are certain.

     Summarized financial information for the GDX and Fine Chemicals operations (discontinued operations) is set forth below (dollars in millions):

Fiscal Year ended November 30,
(in millions)	2003	2002	2001
Net sales	$844	$858	$846
Income (loss) before income taxes	6	23	(63)
Income tax benefit (provision)	4	(8)	(23)
Net income (loss) from discontinued operations	10	15	(40)

     As of November 30, 2003 and 2002, the components of assets and liabilities of discontinued operations in the consolidated balance sheets are as follows:

As of November 30,
(in millions)	2003	2002
Accounts receivable	$92	$93
Inventories, net	61	52
Other assets	170	136
Property and equipment, net	369	361

Assets of discontinued operations	$692	$642

Accounts payable	$77	$66
Other liabilities	112	107

Liabilities of discontinued operations	$189	$173

16. Restructuring and Unusual Items

     In 2001, the Company implemented a restructuring of its corporate headquarters. The restructuring included an early retirement program which was offered to certain eligible employees. The program resulted in a $10 million pre-tax charge to operations.

     Charges associated with unusual items are summarized as follows:

	Year ended November 30,
	2003	2002	2001
	(dollars in millions)
Aerospace and Defense:
Unrecoverable portion of legal settlement with local water company	$5	$—	$—
Write-off of the Redmond, Washington operations in-process research and development (Note 9)	—	6	—
Aerojet sale of EIS business (Note 9)	—	6	(206)
Tax-related (customer reimbursements of tax recoveries)	—	—	9

	5	12	(197)
Corporate Headquarters:
Environmental remediation insurance cost recovery	—	—	(2)
Reacquisition of Fine Chemicals minority interest (Note 9)	—	2	—
Write-off of bank fees for Term Loan C repayment	—	1	—

	—	3	(2)

Net unusual expense (income)	$5	$15	$(199)

     In 2003, Aerojet recorded unusual charges totaling $5 million representing the unrecoverable portion of an estimated legal settlement with a local water company related to contaminated wells.

     In 2002, Aerojet charged $6 million to expense for acquired in-process research and development resulting from the acquisition of the Redmond, Washington operations. In 2002, Aerojet reached an agreement with Northrop on purchase price adjustments related to the sale of its EIS business whereby Aerojet reduced the purchase price by $6 million. Also in 2002, the Company reacquired the minority ownership interest in its AFC subsidiary and certain agreements between AFC and NextPharma were terminated, resulting in an expense of $2 million.

     In 2001, the Company recorded a gain of $206 million related to the sale of EIS to Northrop. The transaction is discussed above under the discussion of results of operations for the Aerospace and Defense segment. Also in 2001, the Company settled outstanding claims with the Internal Revenue Service and the State of California. The benefit of the tax refunds, $13 million on an after-tax basis, was recorded in the income tax provision. The portion of the tax refunds that will be repaid over time to the Company’s defense customers is reflected as an unusual expense item of $9 million in segment income ($5 million after tax). Accordingly, after repayment to the Company’s defense customers, the Company will retain $8 million of the claims settled.

17. Condensed Consolidating Financial Information

     The Company is providing condensed consolidating financial information for its material domestic subsidiaries that have guaranteed the Senior Subordinated Notes and for those subsidiaries that have not guaranteed the Senior Subordinated Notes. These 100 percent owned subsidiary guarantors have, jointly and severally, fully and unconditionally guarantee the Senior Subordinated Notes. The subsidiary guarantees are senior subordinated obligations of each subsidiary guarantor and rank (i) prior in right of payment with all senior indebtedness, (ii) equal in right of payment with all senior subordinated indebtedness and (iii) senior in right of payment to all subordinated indebtedness, in each case, of that subsidiary guarantor. The subsidiary guarantees will also be effectively subordinated to any secured indebtedness of the subsidiary guarantor with respect to the assets securing that indebtedness. Absent both default and notice as specified in the Company’s Credit Facility and agreements governing the Company’s outstanding convertible notes and the Senior Subordinated Notes, there are no restrictions on the Company’s ability to obtain funds from its subsidiary guarantors by dividend or loan. Two subsidiary guarantors were released in accordance with the indenture upon completion of the sale of the GDX business on August 31, 2004 (see Note 19). The subsidiary guarantors that were released upon the sale of GDX are included as guarantor subsidiaries for all periods presented in the following condensed consolidating financial information.

     The Company has not presented separate financial and narrative information for each of the subsidiary guarantors, because it believes that such financial and narrative information would not provide investors with any additional information that would be material in evaluating the sufficiency of the guarantees. Therefore, the following condensed consolidating financial information summarizes the financial position, and results of operations and cash flows for the Company’s guarantor and non-guarantor subsidiaries.

Condensed Consolidating Statements of Income

		Guarantor	Non-guarantor
November 30, 2003	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$348	$—	$—	$348
Cost of products sold	—	260	—	—	260
Selling, general and administrative	24	7	—	—	31
Depreciation and amortization	5	23	—	—	28
Interest expense	21	1	—	—	22
Other, (income) expense, net	(3)	(1)	—	—	(4)

Income (loss) from continuing operations before income taxes	(47)	58	—	—	11
Income tax (provision) benefit	21	(20)	—	—	1

Income (loss) from continuing operations	(26)	38			12
Income (loss) from discontinued operations	2	5	3	—	10

Income (loss) before equity earnings	(24)	43	3	—	22
Equity (losses) earnings of subsidiaries	46	—	—	(46)	—

Net Income (loss)	$22	$43	$3	$(46)	$22

		Guarantor	Non-guarantor
November 30, 2002	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$277	$—	$—	$277
Cost of products sold	—	200	—	—	200
Selling, general and administrative	(3)	11	—	—	8
Depreciation and amortization	4	17	—	—	21
Interest expense	9	—	—	—	9
Other, net	14	6	—	—	20

Income (loss) from continuing operations before income taxes	(24)	43	—	—	19
Income tax benefit (provision)	11	(15)	—	—	(4)

Income (loss) from continuing operations	(13)	28			15
Income (loss) from discontinued operations	(17)	6	26	—	15

Income (loss) before equity earnings	(30)	34	26	—	30
Equity earnings of subsidiaries	60	—	—	(60)	—

Net Income (loss)	$30	$34	$26	$(60)	$30

		Guarantor	Non-guarantor
November 30, 2001	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$640	$—	$—	$640
Cost of products sold	—	537	—	—	537
Selling, general and administrative	3	3	—	—	6
Depreciation and amortization	7	25	—	—	32
Interest expense	26	—	—	—	26
Restructuring charges	10	—	—	—	10
Unusual items, net	7	(206)	—	—	(199)
Other, net	(28)	6	—	—	(22)

Income (loss) from continuing operations before income taxes	(25)	275	—	—	250
Income tax benefit (provision)	10	(92)	—	—	(82)

Income (loss) from continuing operations	(15)	183	—	—	168
Income (loss) from discontinued operations	(35)	(19)	14	—	(40)

Income (loss) before equity earnings	(50)	164	14	—	128
Equity earnings of subsidiaries	178	—	—	(178)	—

Net Income (loss)	$128	$164	$14	$(178)	$128

Condensed Consolidating Balance Sheets

		Guarantor	Non-guarantor
November 30, 2003 (dollars in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash	$9	$3	$52	$—	$64
Accounts receivable	3	85	—	—	88
Inventories, net	—	142	—	—	142
Recoverable from the U.S. government and other third parties for environmental remediation costs	—	37	—	—	37
Prepaid expenses and other	11	2	—	—	13
Assets of discontinued operations	108	152	432	—	692

Total current assets	131	421	484	—	1,036
Property, plant and equipment, net	—	148	—	—	148
Recoverable from the U.S. government and other third parties for environmental remediation costs	—	183	—	—	183
Prepaid pension asset	131	183	—	—	314
Goodwill	1	99	—	—	100
Intercompany, net	(278)	415	(137)	—	—
Other noncurrent assets, net	1,171	142	10	(1,175)	148

Total assets	$1,156	$1,591	$357	$(1,175)	$1,929

Short-term borrowings and current portion of long-term debt	$22	$—	$30	$—	$52
Accounts payable	5	32	—	—	37
Reserves for environmental remediation	6	47	—	—	53
Income taxes payable	(10)	36	10	—	36
Other current liabilities	43	122	—	—	165
Liabilities of discontinued operations	64	10	115	—	189

Total current liabilities	130	247	155	—	532
Long-term debt, net of current portion	479	—	7	—	486
Reserves for environmental remediation	11	251	—	—	262
Postretirement benefits other than pensions	94	54	—	—	148
Other noncurrent liabilities	14	59	—	—	73

Total liabilities	728	611	162	—	1,501
Total shareholders’ equity	428	980	195	(1,175)	428

Total liabilities and shareholders’ equity	$1,156	$1,591	$357	$(1,175)	$1,929

Condensed Consolidating Balance Sheets

		Guarantor	Non-guarantor
November 30, 2002 (dollars in millions)	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash	$—	$13	$35	$—	$48
Accounts receivable	1	45	—	—	46
Inventories, net	—	115	—	—	115
Recoverable from the U.S. government and other third parties for environmental remediation costs	—	24	—	—	24
Prepaid expenses and other	2	1	—	—	3
Assets of discontinued operations	124	167	351	—	642

Total current assets	127	365	386	—	878
Property, plant and equipment, net	—	102	—	—	102
Recoverable from the U.S. government and other third parties for environmental remediation costs	—	208	—	—	208
Prepaid pension asset	122	189	—	—	311
Goodwill	1	41	—	—	42
Intercompany, net	(420)	559	(139)	—	—
Other noncurrent assets, net	1,085	91	10	(1,071)	115

Total assets	$915	$1,555	$257	$(1,071)	$1,656

Short-term borrowings and current portion of long-term debt	$20	$—	$2	$—	$22
Accounts payable	4	19	—	—	23
Reserves for environmental remediation	7	32	—	—	39
Income taxes payable	(23)	43	—	—	20
Other current liabilities	19	119	—	—	138
Liabilities of discontinued operations	30	26	117	—	173

Total current liabilities	57	239	119	—	415
Long-term debt, net of current portion	361	—	4	—	365
Reserves for environmental remediation	15	286	—	—	301
Postretirement benefits other than pensions	104	60	—	—	164
Other noncurrent liabilities	18	33	—	—	51

Total liabilities	555	618	123	—	1,296
Total shareholders’ equity	360	937	134	(1,071)	360

Total liabilities and shareholders’ equity	$915	$1,555	$257	$(1,071)	$1,656

Condensed Consolidating Statements of Cash Flows

		Guarantor	Non-guarantor
November 30, 2003	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(1)	$34	$11	$—	$44
Cash flows from investing activities:
Capital expenditures	—	(11)	—	—	(11)
Acquisitions of businesses, net of cash acquired	—	(138)	—	—	(138)
Other investing activities	(10)	(4)	(17)	—	(31)

Net cash (used in) investing activities	(10)	(153)	(17)	—	(180)
Cash flows from financing activities:
Net transfers (to) from parent	(86)	109	(23)	—	—
Borrowings (repayments) on notes payable and long-term debt, net	117	—	26	—	143
Other financing activities	(11)	—	12	—	1

Net cash provided by financing activities	20	109	15	—	144
Effect of exchange rate fluctuations on cash and cash equivalents	—	—	8	—	8

Net increase (decrease) in cash and cash equivalents	9	(10)	17	—	16
Cash and cash equivalents at beginning of year	—	13	35	—	48

Cash and cash equivalents at end of year	$9	$3	$52	$—	$64

Condensed Consolidating Statements of Cash Flows (Continued)

		Guarantor	Non-guarantor
November 30, 2002	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$7	$(52)	$28	$—	$(17)
Cash flows from investing activities:
Capital expenditures	—	(14)	—	—	(14)
Acquisitions of businesses, net of cash acquired	(8)	(93)	—	—	(101)
Other investing activities	(4)	(11)	(11)	—	(26)

Net cash (used in) investing activities	(12)	(118)	(11)	—	(141)
Cash flows from financing activities:
Net transfers (to) from parent	(175)	180	(5)	—	—
Borrowings (repayments) on notes payable and long-term debt, net	161	—	(1)	—	160
Other financing activities	18	—	(19)	—	(1)

Net cash provided by (used in) financing activities	4	180	(25)	—	159
Effect of exchange rate fluctuations on cash and cash equivalents	—	—	3	—	3

Net increase (decrease) in cash and cash equivalents	(1)	10	(5)	—	4
Cash and cash equivalents at beginning of year	1	3	40	—	44

Cash and cash equivalents at end of year	$—	$13	$35	$—	$48

Condensed Consolidating Statements of Cash Flows

		Guarantor	Non-guarantor
November 30, 2001	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash (used in) operating activities	$(40)	$—	$(29)	$—	$(69)
Cash flows from investing activities:
Capital expenditures	(1)	(19)	—	—	(20)
Proceeds from disposition of EIS business	—	315	—	—	315
Acquisitions of businesses, net of cash acquired	(184)	—	—	—	(184)
Other investing activities	(7)	—	(10)	—	(17)

Net cash provided by (used in) investing activities	(192)	296	(10)	—	94
Cash flows from financing activities:
Net transfers (to) from parent	228	(295)	67	—	—
Borrowings (repayments) on notes payable and long-term debt, net	—	—	—	—	—
Other financing activities	5	—	(3)	—	2

Net cash provided by (used in) financing activities	233	(295)	64	—	2
Effect of exchange rate fluctuations on cash and cash equivalents	—	—	—	—	—

Net increase in cash and cash equivalents	1	1	25	—	27
Cash and cash equivalents at beginning of year	—	2	15	—	17

Cash and cash equivalents at end of year	$1	$3	$40	$—	$44

18. New Accounting Pronouncements

     In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after March 15, 2004 except for companies with special purpose entities which must apply for provisions of FIN 46 to those special purpose entities, no later than the first reporting period after December 15, 2003. The adoption of FIN 46 did not have a material effect on the Company’s results of operations, liquidity, or financial condition.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirely, or as hybrid instruments with debt host contracts and embedded derivative features. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material effect on the Company’s results of operations, liquidity, or financial condition.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. Many of these instruments previously were classified as equity or temporary equity and, as such, SFAS 150 represents a significant change in practice in the accounting for a number of mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. SFAS 150 is effective for all financial instruments created or modified after May 31, 2003, and to other instruments at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on the Company’s results of operations, liquidity, or financial condition.

     In December 2003, the FASB issued a revised SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revision requires additional annual disclosures relating to the types of plan assets, investment strategy, measurement dates, plan obligations and cash flows, and interim disclosures of the components of net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans, as well as estimated cash flows if materially different from previously discussed amounts. The disclosure requirements were effective beginning in the second quarter of 2004.

     In August 2004, the FASB issued Staff Position No. 106-2 (FSP 106-2), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of post-retirement health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. When adopted, FSP 106-2 will supersede FSP 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which was issued in January 2004 and permitted a sponsor of a post-retirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act until more authoritative guidance on the accounting for the federal subsidy was issued. The Company elected the one-time deferral allowed under FSP 106-1 and as a result any measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on postretirement health care benefit plans. FSP 106-2 provides authoritative guidance on the accounting for the federal subsidy and specifies the disclosure requirements for employers who have adopted FSP 106-2, including those who are unable to determine whether benefits provided under its plan are actuarially equivalent to Medicare Part D. FSP 106-2 is effective for the Company’s fourth quarter of 2004. The Company anticipates that the adoption of FSP 106-2 will reduce the Company’s accumulated plan benefit obligation by $3 million related to the Act.

     In September 2004, Emerging Issues Task Force (EITF) reached a consensus on EITF Issue No. 04-08 (EITF 04-08), The Effect of Contingently Convertible Debt on Diluted Earnings per Share. Under current interpretations of FASB No. 128, Earnings per Share, issuers of contingently convertible debt instruments (Co-Cos) generally exclude the potential common shares underlying the Co-Cos from the calculation of diluted earnings per share until the underlying common stock achieves a specified price target, or other contingency is met. EITF 04-08 requires that Co-Cos should be included in diluted earnings per share computations, if dilutive, regardless of whether the market price trigger has been met. The Company will adopt the requirements of EITF 04-08 beginning with the quarter ending February 28, 2005. The application of EITF 04-08 will require the Company to include the Company’s 4% Contingent Convertible Subordinated Notes due 2024 (4% Notes) which were issued in January 2004 in its calculation of diluted earnings per share, if dilutive.

     In October 2004, the FASB concluded that Statement 123R, Share-Based Payment, which would require all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value, would be effective for public companies for interim or annual periods beginning after June 15, 2005. The Company could adopt the new standard in one of two ways - the modified prospective transition method or the modified retrospective transition method. The Company will adopt Statement 123R in the fourth quarter of 2005, and it is currently evaluating the effect that the adoption of Statement 123R will have on its financial position and results of operations.

19. Subsequent Events

a. 4% Contingent Convertible Subordinated Notes

     In January 2004, the Company issued $125 million aggregate principal amount of its 4% Contingent Convertible Subordinated Notes (4% Notes) due 2024 in a private placement pursuant to Rule 144A under the Securities Act of 1933. The 4% Notes will mature in January 2024. Interest on the notes accrues at a rate of 4 percent per annum and is payable on January 16 and July 16, beginning July 16, 2004. In addition, contingent interest will be paid during any six-month period commencing with the six-month period beginning January 16, 2008, if the average market price of a 4% Note for the five trading days ending on the third trading day immediately preceding the relevant six-month period equals 120 percent or more of the principal amount of the notes.

     Each $1,000 principal amount of the 4% Notes is convertible at each holder’s option into 64.8088 shares of the Company’s common stock (subject to adjustment as provided in the Indenture dated January 16, 2003, by and between the Company and The Bank of New York, as Trustee (the Indenture)) only if: (i) during any calendar quarter if the closing price of the common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding calendar quarter exceeds 120 percent of the conversion price on that 30th trading day; (ii) the Company has called the notes for redemption and redemption has not yet occurred, (iii) during the five trading day period after any five consecutive trading day period in which the average trading price of the notes for each day of such five-day period is less than 95 percent of the product of the common stock price on that day multiplied by the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes, or (iv) certain corporate events have occurred. The conversion rate of 64.8088 shares for each $1,000 principal amount of the 4% Notes is equivalent to an initial conversion price of $15.43 per share of the Company’s common stock. None of these events has occurred subsequent to the issuance of the notes.

     The Company may redeem some or all of the 4% Notes for cash on or after January 19, 2010. In addition, the Company may redeem some or all of the notes for cash on or after January 19, 2008 if the closing price of the common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the preceding calendar month is more than 125 percent of the conversion price of $15.43. Each holder may require the Company to repurchase for cash all or a portion of its notes on January 16, 2010, 2014, and 2019, or, subject to certain exceptions, upon a change of control of the Company. In all cases for either redemption of the notes or repurchase of the notes at the option of the holder, the price is equal to 100 percent of the principal amount of the notes, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any.

     The 4% Notes are general unsecured obligations and rank equal in right of payment to all of the Company’s other existing and future subordinated indebtedness, including the 5.75% Notes discussed in Note 8, and junior in right of payment to all of the Company’s existing and future senior indebtedness, including all of its obligations under the Credit Facilities and all of its existing and future senior subordinated indebtedness, including the outstanding 9.50% Notes — see Note 8. In addition, the 4% Notes are effectively subordinated to any of the Company’s secured debt and to any and all debt and liabilities, including trade debt of its subsidiaries.

     The indenture governing the 4% Notes limits the Company’s ability to, among other things, consolidate with or merge into any other person or convey, transfer or lease it properties and assets substantially as an entirety to any other person unless certain conditions are satisfied. The Indenture also contains customary events of default, including failure to pay principal or interest when due, cross-acceleration to other specified indebtedness, failure to deliver shares of common stock as required, failure to comply with covenants and certain events of bankruptcy, insolvency and reorganization, subject in some cases to notice and applicable grace periods.

     Issuance of the 4% Notes generated net proceeds of approximately $119 million. The terms of the Company’s senior credit facilities were amended on December 31, 2003 to allow the use of the net proceeds first to repay the $40 million of outstanding borrowings under the Revolver, and second, to pre-pay the next 12 months of scheduled principal amortization under the Term Loan A in the amount of $19 million. The remaining net proceeds of $60 million are available for general corporate purposes, which may include further repayment of existing senior indebtedness or possible future acquisitions. Amounts repaid under the Revolver may be reborrowed at any time and from time to time and the borrowings may be used for any purpose, subject only to the limitations contained in the agreements governing that facility.

b. 9.50% Senior Subordinated Notes

     On January 9, 2004 the Company commenced an offer to exchange the notes for registered, publicly tradable notes that have substantially identical terms as the notes. The exchange offer expired on February 6, 2004.

c. Legal Matters

     The Company recorded a pre-tax charge, reflected in selling, general and administrative expenses, in the amount of $1 million to reflect the following items:

•	The DTSC, through the Attorney General’s Office recently proposed certain penalties against the Company relating to its findings in connection with audits for 2000, 2002, and 2003 at the Company’s Sacramento, California facility. The Company is currently negotiating the amount of such penalties with the Attorney General’s Office and expects to reach a settlement on such matters in the near future.

•	The Company recently settled an asbestos case involving a former subsidiary. The charge includes the settlement costs and associated litigation costs.

d. Note Receivable Payment

     In February 2004, the Company entered into an agreement with a regional home builder to sell approximately 100 acres of land, subject to certain closing conditions. In conjunction with this agreement, the Company received full payment of the outstanding note receivable in the amount of $20 million in 2004.

e. Divestiture

     On August 31, 2004, the Company completed the sale of GDX, including substantially all of the assets of GenCorp Inc. that were used in the GDX Automotive businesses to Cerberus for $147 million, subject to certain adjustments. In 2004, the Company recorded a $279 million charge to adjust the GDX carrying value to management’s estimate of proceeds to be received on disposition less costs to sell.